Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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:
In re	:	Chapter 11 Case No.
:
U.S. SHIPPING PARTNERS L.P., et al.,	:	09-12711 (RDD)
:
Debtors.	:	(Jointly Administered)
:
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THIRD AMENDED JOINT PLAN
OF REORGANIZATION OF U.S. SHIPPING
PARTNERS L.P. AND ITS AFFILIATED DEBTORS AND DEBTORS
IN POSSESSION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Attorneys for the Debtors and
Debtors in Possession

Dated: September 23, 2009

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UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
---------------------------------------------------------------	x
:
In re	:	Chapter 11 Case No.
:
U.S. SHIPPING PARTNERS L.P., et al.,	:	09-12711 (RDD)
:
Debtors.	:	(Jointly Administered)
:
---------------------------------------------------------------	x

THIRD AMENDED JOINT PLAN OF REORGANIZATION OF U.S. SHIPPING
PARTNERS L.P. AND ITS AFFILIATED DEBTORS AND DEBTORS IN
POSSESSION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Pursuant to 11 U.S.C. § 1121(a), U.S. Shipping Partners L.P., U.S. Shipping Operating LLC, US Shipping General Partner LLC, ITB Baltimore LLC, ITB Groton LLC, ITB Jacksonville LLC, ITB Mobile LLC, ITB New York LLC, ITB Philadelphia LLC, USS Chartering LLC, USCS Chemical Chartering LLC, USCS Chemical Pioneer Inc., USCS Charleston Chartering LLC, USCS Charleston LLC, USCS ATB LLC, USS ATB 1 LLC, USS ATB 2 LLC, USS ATB 3 LLC, USS ATB 4 LLC, USCS Sea Venture LLC, USS M/V Houston LLC, U.S. Shipping Finance Corp., USS Product Manager LLC, USS JV Manager Inc., USS PC Holding Corp., USS Vessel Management LLC and USS Product Carriers, LLC, propose the following Plan (as defined below):

ARTICLE I

DEFINITIONS AND INTERPRETATION

A.      Definitions.

                    1.1            Administrative Agent means CIBC, in its capacity as the administrative agent under the First Lien Credit Agreement.

                    1.2            Administrative Expense Claim means any Claim constituting a cost or expense of administration of the Chapter 11 Cases Allowed under and in accordance with, as applicable, sections 330, 503(b), and 507(b) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses, incurred after the Commencement Date, of preserving the Debtors’ Estates, (b) any actual and necessary costs and expenses, incurred after the Commencement Date, of operating the Debtors’ businesses, (c) any indebtedness or obligations incurred or assumed by the Debtors during the Chapter 11 Cases in connection with the acquisition or lease of property or an interest in property by the Debtors, the conduct of the business of the Debtors or the rendition of services to the Debtors, (d) any compensation for professional services rendered and reimbursement of expenses incurred to the extent Allowed by Final Order under sections 330 or 503 of the Bankruptcy Code and (e) all cure payments in respect of leases or contracts assumed by the Debtors. Any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code are excluded from the definition of Administrative Expense Claim and shall be paid in accordance with Section 13.7 of the Plan.

                    1.3            Affiliate has the meaning set forth in section 101(2) of the Bankruptcy Code.

                    1.4            Allowed means, with reference to any Claim against the Debtors other than an Administrative Expense Claim, (a) any Claim against any Debtor that has been listed by such Debtor in its Schedules (as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009) as liquidated in amount and not disputed or contingent and for which no contrary proof of Claim has been filed or no timely objection to allowance or request for estimation has been interposed, (b) any timely filed proof of Claim (i) as to which no objection has been or is interposed in accordance with Section 7.1 of the Plan or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules or the Bankruptcy Court and as to which any such applicable period of limitation has expired or (ii) as to which an objection has been interposed, to the extent that such Claim nevertheless has been allowed in whole or in part by a Final Order, (c) any Claim expressly allowed by a Final Order or under the Plan, (d) any Claim that is compromised, settled or otherwise resolved pursuant to the authority granted to the Reorganized Debtors pursuant to a Final Order or under Section 7.4 of the Plan, (e) with respect to any Claim that is asserted to constitute an Administrative Expense Claim other than a Professional Fee Claim, (i) as to which no objection to the allowance thereof has been interposed on or before the Initial Distribution Date and as to which the Debtors have not sent a notice to the holder of such Claim by the Initial Distribution Date that the Claim is under review for possible objection, or (ii) as to which no objection is filed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order of the Bankruptcy Court, to the extent asserted in the proof of such Claim, (iii) as to which an objection has been interposed, to the extent that such Claim nevertheless has been allowed in whole or in part by a Final Order of the Bankruptcy Court or (iv) that is allowed pursuant to the terms of the Plan, or (f) with respect to a Professional Fee Claim, to the extent that such Claim is allowed by a Final Order under section 330 of the Bankruptcy Code; provided, however, that (a) Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed Claims” and (b) “Allowed Claim” shall not include any Claim subject to disallowance in accordance with section 502(d) of the Bankruptcy Code. Unless otherwise specified in the Plan or by order of the Bankruptcy Court, “Allowed Administrative Expense Claim” or “Allowed Claim” shall not, for any purpose under the Plan, include interest on such Claim from and after the Commencement Date.

                    1.5            Assumed Executory Contract means an Executory Contract entered into prior to the Commencement Date, as contemplated by section 365 of the Bankruptcy Code, that is or has been assumed pursuant to section 365(a) or section 1123(b)(2) of the Bankruptcy Code in accordance with Article VIII of this Plan.

                    1.6            Avoidance Actions means any actions commenced, or that may be commenced before or after the Effective Date, pursuant to sections 544, 545, 547, 548, 550, or 551 of the Bankruptcy Code.

                    1.7            Ballots means the forms approved by the Bankruptcy Court distributed to each holder of an impaired Claim that is entitled to vote to accept or reject the Plan on which such holder may indicate acceptance or rejection of the Plan.

                    1.8            Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

                    1.9            Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York or any other court of the United States having jurisdiction over the Chapter 11 Cases.

                    1.10           Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

                    1.11           Bar Date means August 13, 2009, the deadline by which to file a proof of claim for a Claim against the Estates.

                    1.12           Business Day means any day other than a Saturday, a Sunday, a “legal holiday” (as defined in Bankruptcy Rule 9006(a)) or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

                    1.13           By-Laws means the By-Laws of Reorganized USSP to be in effect on the Effective Date, substantially in the form set forth in the Plan Supplement and in all events acceptable to the Steering Committee, which consent shall not be unreasonably withheld or delayed.

                    1.14           Cash means lawful currency of the United States of America, including but not limited to bank deposits, checks and other similar items.

                    1.15           Cash Collateral Stipulation means that certain Stipulation with the Senior Secured Lenders regarding the use of cash collateral to satisfy the ongoing working capital requirements of the Debtors during the Chapter 11 Cases, which was approved by interim orders of the Bankruptcy Court dated May 1, 2009 and May 27, 2009, and by a final order of the Bankruptcy Court dated July 15, 2009, and any amendments or supplements thereto.

                    1.16           Causes of Action means, without limitation, any and all actions, causes of actions, liabilities, obligations, suits, debts, indebtedness (for borrowed money or in the nature of a guarantee), dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, trespasses, damages, rights, executions, Claims, objections to Claims, judgments and demands whatsoever, whether known or unknown, choate or inchoate, existing or hereafter arising, suspected or unsuspected, in law, equity or otherwise.

                    1.17           Certificate of Conversion means the certificate of conversion to convert USSP to a corporation incorporated under the laws of the State of Delaware under Section 265 of the Delaware General Corporation Law, substantially in the form set forth in the Plan Supplement and in all events acceptable to the Steering Committee, which consent shall not be unreasonably withheld or delayed.

                    1.18           Certificate of Incorporation means the Certificate of Incorporation of Reorganized USSP to be effective on the Effective Date, substantially in the form set forth in the Plan Supplement and in all events acceptable to the Steering Committee, which consent shall not be unreasonably withheld or delayed.

                    1.19           CIBC means Canadian Imperial Bank of Commerce.

                    1.20           Chapter 11 Cases means the jointly administered cases commenced by the Debtors under chapter 11 of the Bankruptcy Code.

                    1.21           Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

                    1.22           Class means any category of substantially similar Claims or Prepetition Equity Interests classified in Article IV of the Plan pursuant to section 1122 of the Bankruptcy Code.

                    1.23           Collateral means any property or interest in property of the Estate of any of the Debtors that is subject to a Lien, charge or other encumbrance to secure the payment or performance of a Claim, which Lien, charge or other encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

                    1.24           Commencement Date means April 29, 2009, the date on which each of the Debtors filed their voluntary petitions under Chapter 11 of the Bankruptcy Code.

                    1.25           Common Stock means the shares of common equity, par value $.001 per share, 20,000,000 shares of which shall be authorized pursuant to the Certificate of Incorporation. In respect of distributions of Common Stock pursuant to the Plan, the Common Stock shall be distributed on the Effective Date by the Disbursing Agent.

                    1.26           Common Warrants means those certain warrants to purchase Common Stock to be issued by Reorganized USSP, substantially in the form set forth in the Plan Supplement, which form shall be acceptable to the Steering Committee, which consent shall not be unreasonably withheld or delayed. In respect of distributions of Common Warrants pursuant to the Plan, the Common Warrants shall be distributed on the Effective Date by the Disbursing Agent.

                    1.27           Compensation Committee means the compensation committee of the New Board.

                    1.28           Confirmation Date means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket with respect to the Chapter 11 Cases.

                    1.29           Confirmation Hearing means the hearing to be conducted by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code and Bankruptcy Rule 3017(c) to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

                    1.30           Confirmation Order means the order or orders of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which Confirmation Order shall be acceptable to the Steering Committee, which consent shall not be unreasonably withheld or delayed.

                    1.31           Contingent Claim means any Claim, the liability for which attaches or is dependent upon the occurrence or happening of, or is triggered by, an event, which event has not yet occurred, happened or been triggered as of the date on which such Claim is sought to be estimated or an objection to such Claim is filed, whether or not such event is within the actual or presumed contemplation of the holder of such Claim and whether or not a relationship between the holder of such Claim and the applicable Debtor now or hereafter exists or previously existed.

                    1.32           CPR Amount means approximately $55.5 million (the undistributed portion of which shall be subject to an accruing (not current cash pay) fee of 4% per annum (non-compounded)).

                    1.33           CPRs means those certain contingent payment rights to be issued by Reorganized USSP to the Senior Secured Lenders, substantially in the form set forth in the Plan Supplement, which form shall be acceptable to the Steering Committee, which consent shall not be unreasonably withheld or delayed. The CPRs will entitle the holders thereof to the payment of their Ratable Proportion of the CPR Amount following payment in full of the Senior Secured Loans and Junior Secured Loans and prior to any dividend or distribution (including any distribution upon liquidation or sale of Reorganized USSP) being made to the holders of Common Stock. Once the Senior Secured Loans and Junior Secured Loans are repaid in full and until the CPR Amount has been paid in full, Reorganized USSP will be required to make quarterly distributions to the holders of CPRs equal to the lesser of (i) approximately $2.775 million plus a fee of 4% per annum (uncompounded) on such amount, (ii) the amount legally available for the payment as determined by the New Board in good faith and (iii) the amount, if any, determined by the New Board in good faith that Reorganized USSP has available for such payment after taking into account the cash needed for the proper conduct of Reorganized USSP’s business (including, without limitation, reserves for drydocking expenses and grain voyages). In respect of distributions of CPRs pursuant to the Plan, the CPRs shall be distributed on the Effective Date by the Disbursing Agent.

                    1.34           Creditors’ Committee means the statutory committee of unsecured creditors of the Debtors appointed by the U.S. Trustee in the Chapter 11 Cases on May 14, 2009, pursuant to section 1102(a) of the Bankruptcy Code, as such committee membership may be amended by the U.S. Trustee from time to time.

                    1.35           Cure Payment means payment on a Claim arising in connection with a Debtor’s obligation under section 365(b)(1)(A) or (B) of the Bankruptcy Code relating to an Assumed Executory Contract.

                    1.36           Debtors means, collectively, USSP, U.S. Shipping Operating LLC, US Shipping General Partner LLC, ITB Baltimore LLC, ITB Groton LLC, ITB Jacksonville LLC, ITB Mobile LLC, ITB New York LLC, ITB Philadelphia LLC, USS Chartering LLC, USCS Chemical Chartering LLC, USCS Chemical Pioneer Inc., USCS Charleston Chartering LLC, USCS Charleston LLC, USCS ATB LLC, USS ATB 1 LLC, USS ATB 2 LLC, USS ATB 3 LLC, USS ATB 4 LLC, USCS Sea Venture LLC, USS M/V Houston LLC, U.S. Shipping Finance Corp., USS Product Manager LLC, USS JV Manager Inc., USS PC Holding Corp, USS Product Carriers LLC, and USS Vessel Management LLC, each in their capacity as debtors in possession in the Chapter 11 Cases under sections 1107(a) and 1108 of the Bankruptcy Code.

                    1.37           Deposited Second Lien Notes Interest means the $566,150 in accrued interest paid to the Second Lien Indenture Trustee for the benefit of each Non-signatory Second Lien Noteholder.

                    1.38           Deposited Second Lien Notes Interest Distribution Affidavit means the affidavit to be delivered by a Second Lien Noteholder to the Second Lien Indenture Trustee, in connection with the surrender by such Second Lien Noteholder of the Second Lien Notes held by it in accordance with the procedures described in section 5.11 of this Plan, in which such Second Lien Noteholder (or DTC on behalf of such Second Lien Noteholder) shall affirmatively state that such Second Lien Noteholder was not party to the Second Lien Noteholder Letter Agreement.

                    1.39           Disbursing Agent means Reorganized USSP or any entity in its capacity as a disbursing agent under section 6.5 of the Plan.

                    1.40           Disclosure Statement means that certain disclosure statement dated August 26, 2009, relating to the Plan, including, without limitation, all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

                    1.41           Disputed means, with reference to any Administrative Expense Claim or Claim, any such Administrative Expense Claim or Claim (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order, (b) which has been or hereafter is listed by a Debtor on its Schedules as unliquidated, disputed or contingent and which has not been resolved by a Final Order or (c) as to which the Debtors or any other party in interest has interposed a timely objection and/or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order. Prior to the earlier of the time an objection has been timely filed and the expiration of the time within which to object to such Claim set forth herein or otherwise established by order of the Bankruptcy Court, a Claim shall be considered a Disputed Claim to the extent that the amount of the Claim specified in a proof of Claim exceeds the amount of the Claim scheduled by the Debtor as not disputed, contingent or unliquidated.

                    1.42           Distribution Record Date means the date that is five (5) Business Days from and after the Confirmation Date.

                    1.43           Distribution Pro Rata Share means, as of the Effective Date, the ratio (expressed as a percentage) of (i) the amount of an Allowed General Unsecured Claim to (ii) the aggregate amount of (x) all Allowed General Unsecured Claims at such date plus (y) all remaining General Unsecured Claims that are Disputed at such date.

                    1.44           Domestic Holders means those Senior Secured Lenders who are U.S. Citizens for U.S. Coastwise Trade Laws purposes, as demonstrated by evidence reasonably acceptable to the Debtors, including, without limitation, the provision of an affidavit in accordance with the provisions of 46 CFR part 355 from time to time upon request of the Debtors.

                    1.45           Domestic Noteholders means those Second Lien Noteholders who are U.S. Citizens for U.S. Coastwise Trade Laws purposes, as demonstrated by evidence reasonably acceptable to the Debtors, including, without limitation, the provision of an affidavit in accordance with the provisions of 46 CFR part 355 from time to time upon request of the Debtors.

                    1.46           EBITDA means, for any period, for Reorganized USSP and its Subsidiaries on a consolidated basis (but for the avoidance of doubt, the results of operations of USS Products Investor LLC shall not be consolidated in the calculation of EBITDA), an amount equal to (x) the sum of (a) net income from continuing operations after extraordinary items (excluding extraordinary gains or losses from sales or other dispositions of assets), (b) all interest, premium payments, fees (including fees payable with respect to Letters of Credit but not including amortization of deferred financing fees), charges and related expenses in connection with borrowed money (including capitalized interest and securitization expense) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP (exclusive of capitalized interest and net of interest income), (c) the amount of taxes, based on or measured by income, to the extent used or included in the determination of net income, (d) the amount of depreciation and amortization expense deducted in determining net income, (e) other non-recurring items reducing net income but not requiring the expenditure of cash, net of those non-recurring items increasing net income but not constituting the receipt of cash, (f) all non-recurring legal, accounting and financial advisory fees and expenses incurred in connection with the bankruptcy and restructuring of the Debtors and taken into account in computing consolidated net income and (g) any other pro forma adjustments which shall be made in the judgment of the New Secured Term Loan Administrative Agent at the direction of a majority-in-interest of the New Term Lenders.

                    1.47           Effective Date means the first Business Day on or after the Confirmation Date, on which (a) no stay of the Confirmation Order is in effect and (b) the conditions precedent to the effectiveness of the Plan specified in Section 10.2 of the Plan shall have been satisfied or waived as provided in Section 10.3 of the Plan.

                    1.48           Estate means, as to each Debtor, the estate created pursuant to section 541 of the Bankruptcy Code upon the filing of each of the Debtor’s respective Chapter 11 Cases.

                    1.49           Estimated Amount means the estimated dollar value of an Unliquidated Claim, Disputed Claim, or Contingent Claim pursuant to section 502(c) of the Bankruptcy Code or as otherwise agreed to between the holder of such Claim and the applicable Debtor, or as otherwise determined by the Bankruptcy Court.

                    1.50           Excess Cash Flow means, for purposes of the New Secured Term Loan Facility, EBITDA in the previous quarter plus net proceeds (after deducting reasonable and customary costs of sale) from any vessel sales minus (i) interest and fee payments on the Senior Secured Loans and Junior Secured Loans and letter of credit fees, (ii) any and all cash drydocking costs in the previous quarter and budgeted cash drydocking costs for the next three quarters, (iii) necessary and appropriate repair and maintenance costs to the extent such amounts are not already included in the determination of EBITDA, (iv) any cash taxes (including liability taxes) paid in such quarter, (v) scheduled amortization payments on the Senior Secured Loans and the Junior Secured Loans, (vi) any amounts used to repurchase Senior Secured Loans or Junior Secured Loans as provided in clause (G) of sections 4.2(c)(1) and (c)(2), (vii) premiums paid to a hedge counterparty for the purchase of interest rate protection in the form of interest rate caps permitted under the New Secured Term Loan Facility, and (viii) certain adjustments for revenues earned and expenses incurred in connection with grain voyages.

                    1.51          Executory Contract means any unexpired contract or lease entered into prior to the Commencement Date, as contemplated by section 365 of the Bankruptcy Code, in effect on the Confirmation Date, between any of the Debtors and any other Person or Persons and which has neither been assumed nor rejected prior to the Confirmation Date pursuant to section 365(a) of the Bankruptcy Code.

                    1.52           Final Order means an order or judgment that has been entered on the docket maintained by the clerk of the Bankruptcy Court and has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, (i) such order or judgment shall have been affirmed by the highest court to which such order was appealed, certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order and (ii) the time to take any further appeal, petition for certiorari, or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order.

                    1.53           First Lien Credit Agreement means that certain Third Amended and Restated Credit Agreement, dated as of August 7, 2006, by and among U.S. Shipping Partners L.P., U.S. Shipping Operating LLC, ITB Baltimore LLC, ITB Groton LLC, ITB Jacksonville LLC, ITB Mobile LLC, ITB New York LLC, ITB Philadelphia LLC, USS Chartering LLC, USCS Chemical Chartering LLC, USCS Chemical Pioneer Inc., USCS Charleston Chartering LLC, USCS Charleston LLC, USCS ATB LLC, USS ATB 1 LLC, USS ATB 2 LLC, USCS Sea Venture LLC, USS M/V Houston LLC, U.S. Shipping Finance Corp., USS Product Manager LLC, USS JV Manager Inc., and USS PC Holding Corp., as borrowers, CIBC, as the Administrative Agent and the Letter of Credit Issuer, the Collateral Agent and the Senior Secured Lenders and any and all of the documents, notes, instruments and other agreements (including, without limitation, each of the Loan Documents (as defined in the First Lien Credit Agreement and the Swap Agreements), executed, delivered or filed pursuant to or in connection with the aforementioned Third Amended and Restated Credit Agreement, as such Third Amended and Restated Credit Agreement, documents, notes and other agreements and instruments (including the Loan Documents and the Swap Agreements) may have been amended, supplemented, modified or allonged.

                    1.54           First Lien Notes means the First Lien Revolving Notes and First Lien Term Notes.

                    1.55           First Lien Revolving Notes means those certain revolving notes issued under the First Lien Credit Agreement.

                    1.56           First Lien Term Notes means those certain term notes issued under the First Lien Credit Agreement.

                    1.57           Foreign Holders means those Senior Secured Lenders who are not U.S. Citizens for U.S. Coastwise Trade Laws purposes.

                    1.58           Foreign Noteholders means those Second Lien Noteholders who are not U.S. Citizens for U.S. Coastwise Trade Laws purposes.

                    1.59           GAAP means generally accepted accounting principles as in effect in the United States of America as consistently applied.

                    1.60           General Unsecured Claim means any Claim against the Debtors other than an Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Secured Tax Claim, Senior Secured Lender Claim or Second Lien Secured Claim, Other Secured Claim or Intercompany Claim.

                    1.61           Governmental Bar Date means Monday October 26, 2009, the deadline by which a governmental unit is required to file a proof of claim for a Claim against the Estates.

                    1.62           Initial Distribution Date means a date Reorganized USSP shall designate in its sole discretion that is within fifteen (15) Business Days after the Effective Date.

                    1.63          Insured Claim means any Claim against any of the Debtors arising from an incident or occurrence that is covered by any insurance policy maintained by or for the benefit of any of the Debtors or Reorganized Debtors.

                    1.64           Intercompany Claim means any Claim against any Debtor or Non-Debtor Subsidiary held by another Debtor or Non-Debtor Subsidiary.

                    1.65           Junior Secured Loans means the portion of the Senior Secured Lender Claims that will be refinanced, restructured, converted, exchanged and continued as loans under the Subordinated Credit Agreement in the aggregate principal amount of $60 million.1

                    1.66           Lehman means Lehman Brothers Special Financing, Inc.

1 USSP and the Steering Committee may by agreement alter the allocation of the New Secured Term Loan Facility between the Senior Secured Loans and the Junior Secured Loans prior to confirmation of the Plan, in consultation within their tax advisors. If any such adjustment occurs, the interest rate on the Senior Secured Loans will be adjusted up or down such that the aggregate projected interest obligation on the Senior Secured Loans and the Junior Secured Loans would aggregate $89.0 million through the maturity of the New Secured Term Loan Facility (assuming a 2% LIBOR rate).

                    1.67           Letter of Credit means and refers to any letter of credit issued under the First Lien Credit Agreement prior to the Commencement Date.

                    1.68           Letter of Credit Claim means any Claim against any Debtor arising under, in connection with, or related to any Letter of Credit in the event of a draw on such Letter of Credit by the holder thereof on or after the Effective Date.

                    1.69           Letter of Credit Issuer means CIBC in its capacity as issuer of the Letters of Credit and its successors and assigns.

                    1.70           Letter of Credit Obligations means any and all obligations arising under any outstanding Letter of Credit as of the Effective Date.

                    1.71           LIBOR means the 3-month London Interbank Offered Rate.

                    1.72           Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

                    1.73           Local Bankruptcy Rules means the Local Bankruptcy Rules of the United States Bankruptcy Court for the Southern District of New York, as amended from time to time.

                    1.74           New Board means the board of directors of the Reorganized USSP disclosed in the Plan Supplement.

                    1.75           New Junior Secured Term Notes means the term notes evidencing the Junior Secured Loans to be issued by Reorganized USSP pursuant to the Subordinated Credit Agreement, in the form acceptable to the Senior Representatives, which consent shall not be unreasonably withheld or delayed.

                    1.76           New Management Equity Plan means the U.S. Shipping Corp 2009 Equity Incentive Plan, substantially in the form set forth in the Plan Supplement and otherwise acceptable to the Steering Committee, which consent shall not be unreasonably withheld or delayed, providing for ten percent (10%) of the Common Stock to be issued on the Effective Date (assuming for this purpose that all Common Warrants to be issued on the Effective Date are exercised) to be reserved for issuance to management of Reorganized USSP. The New Management Equity Plan shall include an initial grant of fifty percent (50%) of the total number of shares of Common Stock to be issued pursuant to the New Equity Management Plan on the Effective Date (twenty five percent (25%) of which will vest on the Effective Date and the balance of which will vest in equal amounts on each of the first, second and third anniversary of the Effective Date (subject to immediate vesting in full upon a sale of the Reorganized USSP)) and the reservation of the other fifty percent (50%) of the total number of Common Stock to be issued pursuant to the New Management Equity Plan from time to time following the Effective Date to persons and upon terms established by the New Board.

                    1.77           New Organizational Documents means each certificate of incorporation, certificate of formation, limited liability company agreement, bylaws, the Certificate of Conversion, and other organizational document for each of the Reorganized Debtors, which in each case shall be acceptable to the Steering Committee, which consent shall not be unreasonably withheld or delayed.

                    1.78           New Secured Term Loan Administrative Agent means The Bank of New York Mellon as administrative agent under the New Secured Term Loan Facility and its successors and assigns.

                    1.79           New Secured Term Loan Collateral Agent means U.S. Bank National Association as collateral agent under the New Secured Term Loan Facility and its successors and assigns.

                    1.80           New Secured Term Loan Facility means, collectively, (i) the Restated Credit Agreement, governing the Senior Secured Loans, and (ii) the Subordinated Credit Agreement, governing the Junior Secured Loans, and the security documents relating thereto, each to be dated as of and entered into on the Effective Date, among Reorganized USSP, as borrower, the Reorganized Debtors (other than Reorganized USSP) as guarantors, the New Secured Term Loan Administrative Agent, the New Secured Term Loan Collateral Agent and the New Secured Term Loan Lenders, and which will be secured, in the case of the Senior Secured Loans under the Restated Credit Agreement, by a first priority lien on and security interest in all of the Reorganized Debtors’ assets (other than as to de minimis assets where it would not be cost-effective to do so) and, in the case of the Junior Secured Loans under the Subordinated Credit Agreement, a junior lien on and security interest in all of the Reorganized Debtors’ assets (other than as to de minimis assets where it would not be cost-effective to do so), in substantially the forms included in the Plan Supplement and acceptable to the Senior Representatives, which consent shall not be unreasonably withheld or delayed, together with all agreements, documents and instruments to be created, executed or issued pursuant to or in connection therewith, all of which shall be acceptable to the Senior Representatives, which consent shall not be unreasonably withheld or delayed.

                    1.81           New Secured Term Notes means collectively the New Senior Secured Term Notes and the New Junior Secured Term Notes.

                    1.82           New Senior Secured Term Notes means the term notes evidencing the Senior Secured Loans to be issued by Reorganized USSP pursuant to the Restated Credit Agreement, which notes shall be acceptable to the Senior Representatives, which consent shall not be unreasonably withheld or delayed.

                    1.83           New Term Lenders means the lenders that are parties to the New Secured Term Loan Facility and their respective successors and assigns.

                    1.84           Non-Debtor Subsidiary means any direct or indirect subsidiary or Affiliate of USSP or US Shipping General Partner LLC that is not a Debtor.

                    1.85           Non-signatory Second Lien Noteholders means the Second Lien Noteholders, holding, in the aggregate, approximately $8.71 million in aggregate principal amount of the Second Lien Notes, that neither executed the Second Lien Noteholder Letter Agreement nor had the Second Lien Noteholder Letter Agreement executed on their behalf.

                    1.86           Objection Deadline means the date set forth in the order of the Bankruptcy Court by which a creditor or interest holder or other party in interest must file an objection to confirmation of the Plan.

                    1.87           Other Secured Claim means a Secured Claim other than a Secured Tax Claim, Senior Secured Lender Claim, and Second Lien Noteholder Claim.

                    1.88           Person means an individual, partnership, corporation, business trust estate, limited partnership, limited liability partnership, limited liability company, cooperative, trust, unincorporated organization, association, joint venture, or other entity or any government, governmental unit or agency or subdivision, department or other instrumentality thereof or any other form of legal entity or enterprise.

                    1.89           PIK means payment-in-kind.

                    1.90           Plan means this Third Amended Joint Plan of Reorganization, including, without limitation, all exhibits, supplements, appendices and schedules hereto or contained in the Plan Supplement, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

                    1.91           Plan Documents means the list of the initial members of the New Board, the list of the initial officers of the Reorganized Debtors, the list of Assumed Executory Contracts and unexpired leases to be assumed pursuant to the Plan, the form of certificates representing the Common Stock, the form of the Common Warrant, the form of CPR, the New Secured Term Loan Facility, the New Organizational Documents of Reorganized USSP, the Stockholders’ Agreement and the New Management Equity Plan.

                    1.92           Plan Supplement means the supplement or supplements to the Plan containing the Plan Documents relevant to the implementation of the Plan, which shall in form and substance be acceptable to the Steering Committee, which consent shall not be unreasonably withheld or delayed. The Plan Supplement was filed with the Bankruptcy Court on September 18, 2009 and was amended and supplemented on September 21, 2009.

                    1.93           Plan Support Agreement means that certain Plan Support Agreement, dated as of April 23, 2009 and effective as of April 29, 2009, by and among the Debtors, the Senior Secured Lenders party thereto and the Second Lien Noteholders party thereto, as amended by that certain First Amendment to Plan Support Agreement, dated as of July 10, 2009 and that certain Second Amendment to Plan Support Agreement, dated as of September 18, 2009.

                    1.94           Prepetition Equity Interest means each equity security in USSP or US Shipping General Partner LLC, including without limitation, all issued and outstanding common units, subordinated units, general partner interests, membership interests or other instrument evidencing a present ownership interest in USSP or US Shipping General Partner LLC, whether or not transferable, any option, warrant or right, contractual or otherwise, to acquire any such equity security and any other security convertible into or exchangeable for, such an equity security in USSP or US Shipping General Partner LLC.

                    1.95           Priority Non-Tax Claim means a Claim entitled to priority in payment as specified in section 507(a)(4), (5), (6) or (7) of the Bankruptcy Code.

                    1.96           Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code, including a Secured Tax Claim.

                    1.97           Professional Fee Claim means a claim of a professional person (within the meaning of section 327 of the Bankruptcy Code) employed under section 327 of the Bankruptcy Code that is required to apply to the Bankruptcy Court for the allowance or compensation and reimbursement of expenses pursuant to section 330 of the Bankruptcy Code.

                    1.98           Ratable Portion Of The Deposited Second Lien Notes Interest means, with respect to any Non-signatory Second Lien Noteholder, an amount equal to the interest due on such holder’s Second Lien Notes for the interest period ended February 15, 2009. For the avoidance of doubt, (i) only those Non-signatory Second Lien Noteholders that submit a Deposited Second Lien Notes Interest Distribution Affidavit on or before Friday September 25, 2009 shall be entitled to receive distributions of the Deposited Second Lien Notes Interest and (ii) neither the Second Lien Indenture Trustee nor the Debtors shall have any obligation with respect to the distribution of the Second Lien Notes Interest based upon a Deposited Second Lien Notes Interest Distribution Affidavit submitted late, in error or otherwise. Any Deposited Second Lien Notes Interest that is not distributed as a result of the failure of one or more Non-Signatory Second Lien Noteholders to submit a Second Lien Notes Interest Distribution Affidavit on or before Friday September 25, 2009 shall, subject to the contractual charging lien in favor of the Second Lien Indenture Trustee for any unpaid Second Lien Indenture Trustee Fees, be returned to the Debtors.

                    1.99           Ratable Proportion means, with reference to any distribution on account of any Allowed Claim in any class, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of Allowed Claims in such class; provided, however, that with respect to any Non-signatory Second Lien Noteholder that receives a distribution from the Second Lien Indenture Trustee of Deposited Second Lien Notes Interest, the calculation of the Ratable Proportion of the Second Lien Noteholders Equity Share shall be made after giving effect to the distribution of the Deposited Second Lien Notes Interest.

                    1.100          Related Persons means, with respect to any Person, such Person’s predecessors, successors, assigns and present and former affiliates (whether by operation of law or otherwise) and each of their respective present and former members, partners, equity-holders, officers, directors, employees, representatives, advisors (whether engaged prior to or subsequent to the Commencement Date), attorneys (whether engaged prior to or subsequent to the Commencement Date), agents and professionals (whether engaged prior to or subsequent to the Commencement Date), acting in such capacity, and any Person claiming by or through any of them.

                    1.101          Released Actions means all Claims, claims, cross-claims, counterclaims, third-party claims, obligations, suits, judgments, damages, debts, rights, causes of action and liabilities, and all Prepetition Equity Interests, whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other circumstance that occurred, arose, took place, existed or exists on or prior to the Effective Date in connection with or related to the Debtors and their respective Estates, or their business operations (including, without limitation, the organization or capitalization of the Debtors or extensions of credit and other financial services and accommodations made or not made to the Debtors), the Reorganized Debtors and their respective estates (including, without limitation, (x) any and all avoidance claims accruing to the Debtors and their estates under sections 502(d), 544, 545, 547, 548, 549, 550 and 551 of the Bankruptcy Code and (y) any and all alter ego or derivative claims accruing to the Debtors and their Estates), the Chapter 11 Cases or the Plan, but excluding all Claims under that certain Settlement Agreement and Release, dated as of July 10, 2009, by and among USSP, USS Product Carriers LLC, USS Product Manager LLC, USS PC Holding Corp., Blackstone Corporate Debt Administration L.L.C., Cerberus Partners, L.P., Styx Partners, L.P., A3 Funding LP, Blackstone Mezzanine Partners II USS L.P., Blackstone Mezzanine Holdings II USS L.P., Blackstone Family Investment Partnership V USS L.P., Blackstone Family Mezzanine Partnership II USS SMD L.P., Blackstone Family Investment Partnership V-A USS SMD L.P., Blackstone Participation Partnership V USS L.P., Blackstone Family Investment Partnership V-A L.P., Blackstone Capital Partners V USS L.P., and USS Product Investor LLC.

                    1.102          Released Parties means (a) the Senior Secured Lenders, the Second Lien Noteholders, the Administrative Agent, the Collateral Agent, the Second Lien Indenture Trustee, the Senior Representatives, the Second Lien Representative, and the Committee members, each acting solely in such capacity, (b) the Debtors and the Reorganized Debtors, and their respective Estates as of the Commencement Date and thereafter, (c) the present and former officers and directors of the Debtors, and the present officers and directors of the Reorganized Debtors as of the Commencement Date, acting solely in such capacity, and (d) the Related Persons of each of the Persons referred to in clauses (a) through (c).

                    1.103          Reorganized Debtors means Reorganized USSP, USS Chartering LLC, USCS Chemical Pioneer Inc., USCS Charleston Chartering LLC, USCS Charleston LLC, USS Product Manager LLC, USS Vessel Management LLC, USS ATB 1 LLC, USS ATB 2 LLC, USS ATB 3 LLC, USS M/V Houston LLC, ITB New York LLC, ITB Baltimore LLC, ITB Mobile LLC, USCS ATB LLC, USCS Sea Venture LLC, ITB Philadelphia LLC, and USCS Chemical Chartering LLC, on and after the Effective Date.

                    1.104          Reorganized USSP means U.S. Shipping Corp, a corporation to be incorporated under the laws of the State of Delaware, into which USSP shall be converted on the Effective Date.

                    1.105          Requisite Senior Secured Lenders means the Senior Secured Lenders comprising more than one half in number of all Senior Secured Lenders and holding at least sixty percent (60%) of the aggregate amount of the Senior Secured Lender Claims.

                    1.106          Requisite Second Lien Noteholders means the Second Lien Noteholders comprising more than one half in number of all Second Lien Noteholders and holding at least sixty percent (60%) of the aggregate amount of the Second Lien Secured Claims.

                    1.107          Requisite Lender Parties means, collectively, the Requisite Senior Secured Lenders and the Requisite Second Lien Noteholders.

                    1.108          Restated Credit Agreement means that certain restated credit agreement among Reorganized USSP, the New Term Lenders, the New Secured Term Loan Administrative Agent, and the New Secured Term Loan Collateral Agent, pursuant to which a portion of the Senior Secured Lender Claims will be refinanced, restructured, converted, exchanged and continued as Senior Secured Loans.

                    1.109          Schedules means, collectively, any schedules of assets and liabilities, schedules of executory contracts and unexpired leases, schedules of current income and expenditures and statements of financial affairs that may be filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007 and the Official Bankruptcy Forms in the Chapter 11 Cases, as may have been amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

                    1.110          SEC means the Securities and Exchange Commission.

                    1.111          Second Lien Indenture means that certain indenture dated August 7, 2006, entered into by the Debtors, with Wells Fargo Bank, N.A., as trustee, under which the Second Lien Notes were issued, as such Indenture is or has been amended, modified or supplemented from time to time.

                    1.112          Second Lien Indenture Trustee means Wells Fargo Bank, N.A. and/or its successor, in either case in its or their capacity as the indenture trustee for the Second Lien Notes.

                    1.113          Second Lien Indenture Trustee Fee Claims means any Claim of the Second Lien Indenture Trustee for Second Lien Indenture Trustee Fees.

                    1.114          Second Lien Indenture Trustee Fees means the reasonable and customary fees and expenses of the Second Lien Indenture Trustee as provided in the Second Lien Indenture, including, without limitation, reasonable attorneys’ fees and disbursements incurred by the Second Lien Indenture Trustee.

                    1.115          Second Lien Noteholder means the holder of a Claim arising under the Second Lien Indenture.

                    1.116          Second Lien Noteholders’ Equity Share means 45% of the Common Stock to be outstanding on the Effective Date, after giving effect to the exercise of all Common Warrants issued and the Common Stock issued or reserved for issuance pursuant to the New Management Equity Plan.

                    1.117          Second Lien Noteholder Letter Agreement means that certain letter agreement dated February 18, 2009 among certain Second Lien Noteholders (by the holder or manager of the relevant Second Lien Notes) pursuant to which the Second Lien Noteholders party thereto waived their right to the payment of interest due to them on February 15, 2009 under the Second Lien Notes.

                    1.118          Second Lien Notes means the 13% Senior Subordinated Notes maturing 2014 and issued by USSP and U.S. Shipping Finance Corp. and guaranteed by the Debtors (other than USSP, U.S. Shipping Finance Corp. US Shipping General Partner LLC, USS ATB 3 LLC, USS ATB 4 LLC, USS Vessel Management LLC and USS Products Carrier LLC) pursuant to the Second Lien Indenture.

                    1.119          Second Lien Representative means a representative of the Second Lien Noteholders. The Second Lien Representative shall be such person as is consented to in writing by a majority-in-interest of the Second Lien Noteholders.

                    1.120          Second Lien Secured Claim means any Claim arising under the Second Lien Notes including accrued prepetition interest at the rate of 13% per annum, but excluding interest from and after the Commencement Date.

                    1.121          Secured Claim means any Claim that is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to a permissible setoff under section 553 of the Bankruptcy Code, to the extent of such permissible setoff.

                    1.122          Secured Tax Claim means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code (determined irrespective of any time limitations therein) and including any related Secured Claim for penalties.

                    1.123          Senior Representatives means two representatives of the Senior Secured Lenders. The Senior Representatives shall be such persons as are appointed by a majority-in-interest of the Senior Secured Lenders party to the Plan Support Agreement.

                    1.124          Senior Secured Lender means the holder of a Senior Secured Lender Claim.

                    1.125          Senior Secured Lender Claim means any Claim against any of the Debtors arising under, in connection with or related to the First Lien Credit Agreement including, without limitation, any Claim with respect to any and all guarantees, pledges, notes and other agreements and documents executed and/or delivered by any Debtor pursuant to, in connection with or related to the First Lien Credit Agreement, including, without limitation, any Claim under the Loan Documents (as defined in the First Lien Credit Agreement), the Letters of Credit and the Swap Agreements, including all interest (including PIK interest) before and after the Commencement Date.

                    1.126          Senior Secured Lenders’ Equity Share means 45% of the Common Stock to be outstanding on the Effective Date, after giving effect to the exercise of all Common Warrants issued and the Common Stock issued or reserved for issuance pursuant to the New Management Equity Plan.

                    1.127          Senior Secured Loans means the portion of the Senior Secured Lender Claims that will be refinanced, restructured, converted, exchanged and continued as loans under the Restated Credit Agreement in the aggregate principal amount of $240 million.2

                    1.128          Stockholders’ Agreement means that certain agreement, by and among Reorganized USSP and the holders of the Common Stock to be entered into on the Effective Date, substantially in the form included in the Plan Supplement, which agreement shall be acceptable to by the Steering Committee, which consent shall not be unreasonably withheld or delayed.

                    1.129          Steering Committee means that certain committee comprised of the Senior Representatives and the Second Lien Representative. If a member of the Steering Committee sells (in one or more transactions) a majority of its position it shall resign as a member of the Steering Committee. If there is a resignation the slot shall be filled by a majority-in-interest of those Senior Secured Lenders who are parties to the Plan Support Agreement (in the case of a Senior Representative) and by majority-in-interest of the Second Lien Noteholders party to the Plan Support Agreement (in the case of the Second Lien Representative). The Steering Committee shall, after reasonable notice to all members, act by majority vote except that if there be a tie the chairman may break the tie.

2 USSP and the Steering Committee may by agreement alter the allocation of the New Secured Term Loan Facility between the Senior Secured Loans and the Junior Secured Loans prior to confirmation of the Plan, in consultation within their tax advisors. If any such adjustment occurs, the interest rate on the Senior Secured Loans will be adjusted up or down such that the aggregate projected interest obligation on the Senior Secured Loans and the Junior Secured Loans would aggregate $89.0 million through the maturity of the New Secured Term Loan Facility (assuming a 2% LIBOR rate).

                    1.130          Subordinated Credit Agreement means that certain credit agreement among Reorganized USSP, the New Term Lenders, the New Secured Term Loan Administrative Agent, and the New Secured Term Loan Collateral Agent, pursuant to which a portion of the Senior Secured Lender Claims will be refinanced, restructured, converted, exchanged and continued as Junior Secured Loans.

                    1.131          Swap Agreements means collectively, the 1992 ISDA Master Agreements, or any successor form published by ISDA, and the respective Schedules thereto and the respective Confirmations entered into thereunder relating to certain interest rate swaps, in each case by and among the Debtors, Lehman and CIBC.

                    1.132          Tax Code means the Internal Revenue Code of 1986, as amended.

                    1.133          Unimpaired means, with respect to any Claim, that such Claim is not impaired within the meaning of section 1124 of the Bankruptcy Code.

                    1.134          Unliquidated Claim means any Claim, the amount of liability for which has not been fixed, whether pursuant to agreement, applicable law or otherwise, as of the date on which such Claim is asserted or sought to be estimated.

                    1.135          USSP means U.S. Shipping Partners L.P.

                    1.136          U.S. Citizen means, in accordance with the meaning used in the U.S. Coastwise Trade Laws, (i) an individual who is a citizen of the United States; (ii) an association, trust, joint venture, or other entity if (x) each of its trustees or its members is a citizen of the United States, (y) at least 75% of the interest is owned by citizens of the United States, and (z) it is capable of holding title to a vessel under the laws of the United States or a State; (iii) a partnership if (x) each general partner is a citizen of the United States; and (y) at least 75% of the interest in the partnership is owned by citizens of the United States; (iv) a corporation if (w) it is incorporated under the laws of the United States or a State, (x) its chief executive officer, by whatever title, and the chairman of its board of directors are citizens of the United States, (y) no more of its directors are noncitizens than a minority of the number necessary to constitute a quorum, and (z) at least 75% of the interest in the corporation is owned by citizens of the United States determined as follows: (1) title to at least 75% of the stock of the corporation is vested in citizens of the United States free from any trust or fiduciary obligation in favor of a person not a citizen of the United States; (2) at least 75% of the voting power in the corporation is vested in citizens of the United States; (3) there is no contract or understanding by which more than 25% of the voting power in the corporation may be exercised, directly or indirectly on behalf of a person not a citizen of the United States; and (4) there is no other means by which control of more than 25% of any interest in the corporation is given to or permitted to be exercised by a person not a citizen of the United States.

                    1.137          U.S. Coastwise Trade Laws means 46 U.S.C. § 12103, 46 U.S.C. § 12112, 46 U.S.C. § 50501, Subpart C of 46 C.F.R. Part 67, and 19 C.F.R. Part 4.80, as the same may be amended from time to time.

                    1.138          U.S. Trustee means the United States Trustee appointed under section 581 of title 28 of the United States Code to serve in the Southern District of New York.

                    1.139          Voting Record Date means August 13, 2009 for all creditors entitled to vote on the Plan.

B.      Interpretation; Application of Definitions and Rules of Construction.

                    Unless otherwise specified, all Section, Article, schedule or exhibit references in the Plan are to the respective Section in, Article of or schedule or exhibit to the Plan or the Plan Supplement, as the same may be amended, waived or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. A term used herein that is not defined herein shall have the meaning ascribed to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. In the event that a particular term of the Plan of Reorganization (including any exhibits or schedules hereto) conflicts with a particular term of the definitive documentation required to be implemented pursuant to the terms of the Plan of Reorganization or any settlement or other agreement contemplated hereunder, the definitive documentation shall control and shall be binding on the parties thereto. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(c) shall apply.

ARTICLE II

PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS

                    2.1          Administrative Expense Claims.

                    Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a less favorable treatment, or has been paid prior to the Effective Date, on the latest of (i) the Effective Date, (ii) the date on which its Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or (iii) the date on which its Administrative Expense Claim becomes payable under any agreement relating thereto, or as soon as practicable thereafter, each holder of an Allowed Administrative Expense Claim shall receive, in full satisfaction, settlement, and release of and in exchange for such Allowed Administrative Expense Claim, Cash equal to the unpaid portion of its Allowed Administrative Expense Claim without interest. Notwithstanding the forgoing, (a) any Allowed Administrative Expense Claim based on a liability incurred by the Debtors in the ordinary course of business by the Debtors shall be paid in full and performed by the Debtors or Reorganized Debtors, as the case may be, in the ordinary course of business in accordance with the terms and conditions of any agreements governing, instruments evidencing or other documents relating to such transactions, and (b) any Allowed Administrative Expense Claim may be paid on such other terms as may be agreed on between the holder of such Claim and the Debtors; provided, further, that if any such ordinary course expense is not billed or a request for payment is not made within ninety (90) days after the Effective Date, such ordinary course expense shall be barred.

                    2.2          Professional Compensation and Reimbursement Claims.

                    All entities seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file, on or before the date that is sixty (60) days after the Effective Date their respective applications for final allowances of compensation for professional services rendered and reimbursement of expenses incurred and (b) be paid in full without interest, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order relating to or allowing any such Administrative Expense Claim or upon such other terms as may be mutually agreed upon between the holder of such Administrative Expense Claim and the Debtors. The Reorganized Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Confirmation Date in the ordinary course of business and without the need for Bankruptcy Court approval.

                    2.3          Secured Tax Claims and Priority Tax Claims.

                    Except to the extent that a holder of an Allowed Secured Tax Claim or Allowed Priority Tax Claim agrees to a different treatment or has been paid prior to the Effective Date, each holder of an Allowed Secured Tax Claim or Allowed Priority Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Secured Tax Claim or Allowed Priority Tax Claim, receive at the Debtors’ option: (a) Cash, paid in full, representing the full amount (without interest) of such holder’s unpaid Allowed Secured Tax Claim or Allowed Priority Tax Claim on or as soon as reasonably practicable following the later to occur of (x) the Effective Date, or as soon thereafter as is practicable, and (y) the date on which such Secured Tax Claim or Priority Tax Claim becomes Allowed; or (b) receive such other terms determined by the Bankruptcy Court to provide the holder deferred cash payments having value, as of the Effective Date, equal to such Allowed Secured Tax Claim or Allowed Priority Tax Claim. Upon payment and satisfaction in full of all Allowed Secured Tax Claims and Allowed Priority Tax Claims, all liens and security interests granted to secure such obligations, whether in the Chapter 11 Cases or otherwise, shall be terminated and of no further force or effect.

                    2.4          Second Lien Indenture Trustee Fee Claims.

                    Notwithstanding any provision contained in this Plan to the contrary, unless otherwise agreed to by the Second Lien Indenture Trustee and Reorganized USSP, all Second Lien Indenture Trustee Fee Claims and fees for services related to distributions pursuant to the Plan shall be paid in Cash on the Effective Date by Reorganized USSP as Administrative Expense Claims, without the need for application to, or approval of, any court (including the fees and expenses of Seward & Kissel LLP as primary Second Lien Indenture Trustee counsel).

ARTICLE III

CLASSIFICATION OF CLAIMS AND PREPETITION EQUITY INTERESTS, IMPAIRMENT, VOTING

                    3.1          Classification of Claims and Prepetition Equity Interests.

                    Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims against and, where applicable, Prepetition Equity Interests in, each of the Debtors and specifies which of those Classes are impaired or unimpaired by the Plan and entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code or deemed to accept or reject the Plan. A Claim is placed in a particular Class for the purposes of voting on the Plan and receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, withdrawn or otherwise settled before the Effective Date. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Secured Tax Claims and Priority Tax Claims, and statutory fees payable pursuant to section 1930 of title 28 of the United States Code have not been classified.

                    The following table designates the classes of Claims against and Prepetition Equity Interests in the Debtors and specifies which of those classes are impaired or unimpaired by the Plan and entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code or deemed to accept or reject the Plan.

Class	Designation	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 2	Senior Secured Lender Claims	Impaired	Yes
Class 3	Second Lien Secured Claims	Impaired	Yes
Class 4	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 5	General Unsecured Claims	Impaired	Yes
Class 6	Prepetition Equity Interests	Impaired	No (deemed to reject)

ARTICLE IV

TREATMENT OF CLAIMS AND PREPETITION EQUITY INTERESTS

                    4.1          Priority Non-Tax Claims (Class 1).

                    (a)          Impairment and Voting. Class 1 is unimpaired by the Plan. Each holder of an Allowed Priority Non-Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

                    (b)          Distributions. Except to the extent that a holder of an Allowed Priority Non-Tax Claim (i) has been paid by the Debtors, in whole or in part, prior to the Effective Date, or (ii) agrees to a less favorable treatment, each holder of an Allowed Priority Non-Tax Claim shall receive, in full satisfaction of such Claim, Cash in the full amount of the claim (without interest), on or as soon as reasonably practicable after the later of (a) the Effective Date, or as soon thereafter as reasonably practicable, and (b) the date such claim becomes Allowed.

                    4.2          Senior Secured Lender Claims (Class 2).

                    (a)          Impairment and Voting. Class 2 is impaired by the Plan. Each holder of a Senior Secured Claim is entitled to vote to accept or reject the Plan.

                    (b)          Allowance. The Senior Secured Lender Claims shall be Allowed Secured Claims, not subject to offset, defense, counterclaim, reduction or credit of any kind whatsoever, in the approximate amount of $391.3 million, an amount equal to the sum of (i) approximately $332.6 million, representing the aggregate principal amount outstanding under the First Lien Credit Agreement as of the Commencement Date (but for the avoidance of doubt, exclusive of any PIK and accrued but unpaid cash interest), plus (ii) principal amounts drawn on the Letters of Credit from the Commencement Date through the Effective Date, plus (iii)$13,507,678.03 (including accrued interest), representing an amount equal to the termination obligation in respect of the Swap Agreement with CIBC, plus interest accrued thereon, plus accrued and unpaid fees and expenses, including legal and other professional fees incurred by CIBC, in accordance with the Swap Agreement with CIBC, plus (iv) $9,357,227.69 million (including accrued interest), representing an amount equal to the termination obligation in respect of the Swap Agreement with Lehman, plus accrued and unpaid fees and expenses, including legal and other professional fees incurred by Lehman in connection with the Swap Agreement with Lehman plus (v) accrued and unpaid fees arising under any Letter of Credit and administrative fees through the Commencement Date, plus (vi) other amounts due under the First Lien Credit Agreement, including, without limitation, unpaid cash and PIK interest, through and including the Voting Record Date.

                    (c)          Class 2 Distribution Pool. On the Effective Date, or as soon thereafter as is practicable, pursuant to the Confirmation Order each holder of an Allowed Senior Secured Lender Claim shall be deemed to have executed and delivered the Restated Credit Agreement, Subordinated Credit Agreement and the Stockholders’ Agreement and shall receive, in complete and final satisfaction of all except $300 million (consisting of outstanding advances in that amount made by the Senior Secured Lenders under the First Lien Credit Agreement) of their Senior Secured Lender Claim:

                                   (1)          Senior Secured Loans. A portion of each holder’s Senior Secured Lender Claims will be refinanced, restructured, converted, exchanged and continued as Senior Secured Loans in a principal amount equal to such holder’s Ratable Proportion of $240 million.3

3 Subject to any agreement between USSP and the Steering Committee to alter the allocation of the New Secured Term Loan Facility between the Senior Secured Loans and the Junior Secured Loans prior to confirmation of the Plan as described in Footnote 2, Article I above.

                    The Senior Secured Loans will be governed by the Restated Credit Agreement and will (A) be issued by Reorganized USSP in an aggregate principal amount of $240 million and guaranteed by the other Reorganized Debtors (the obligations evidenced thereby constituting a refinancing, restructuring, conversion, exchange and continuation of $240 million of the advances made by the Senior Secured Lenders under the First Lien Credit Agreement), (B) be secured by a first priority Lien on substantially all of the assets of Reorganized Debtors (which such Lien shall be a continuation of the existing Liens securing the Senior Secured Lender Claims, all of which shall be expressly preserved by the Plan and Confirmation Order), (C) require quarterly mandatory prepayment from Excess Cash Flow once the Reorganized Debtors have a (x) $25 million cash balance in the first year after the Effective Date and (y) $20 million cash balance commencing in the second year after the Effective Date, in each case subject to downward adjustment for net decreases in the number of vessels operated by the Debtors (other than the ITB New York and Sea Venture vessels) up to a maximum of $2 million per vessel in operation, (D) have no amortization prior to the completion of the first full year following the Effective Date other than pursuant to the aforementioned excess cash sweep, and amortization of one quarter of one percent (0.25%) per quarter of the aggregate amount of the Senior Secured Loans beginning on the last day of the first full fiscal quarter following completion of the first full fiscal year following the Effective Date, (E) have a final maturity date of August 7, 2013 for payment of the remaining loan balance, (F) require quarterly payments of interest at the rate of LIBOR plus seven and two-tenths percent (7.20%), subject to a two percent (2%) LIBOR floor,4 and (G) be subject to repurchase by Reorganized USSP using excess cash flow within specified limits. In the case of any conflict between this section 4.2(c)(1) and the New Secured Term Loan Facility or any other Plan Document with regard to the Senior Secured Loans, the New Secured Term Loan Facility shall control.

                                   (2)          Junior Secured Loans. A portion of each holder’s Senior Secured Lender Claims will be refinanced, restructured, converted, exchanged and continued as Junior Secured Loans in a principal amount equal to such holder’s Ratable Proportion of $60 million.

4 The New Secured Term Loan Facility will require the Debtors to hedge their interest rate exposure with respect to at least 50% of the debt expected to be outstanding under the New Secured Term Loan Facility through August 2013.

                    The Junior Secured Loans will be governed by the Subordinated Credit Agreement and will (A) be issued by Reorganized USSP in an aggregate principal amount of $60 million and guaranteed by the other Reorganized Debtors (the obligations evidenced thereby constituting a refinancing, restructuring, conversion, exchange and continuation of $60 million of the advances made by the Senior Secured Lenders under the First Lien Credit Agreement), (B) be secured by a second priority Lien on substantially all of the assets of the Reorganized Debtors (which such Lien shall be a continuation of the existing Liens securing the Senior Secured Lender Claims, all of which shall be expressly preserved by the Plan and Confirmation Order), (C) require quarterly mandatory prepayment, but only after the Senior Secured Loans are fully repaid, from Excess Cash Flow once the Reorganized Debtors have a (x) $25 million cash balance in the first year after the Effective Date and (y) $20 million cash balance commencing in the second year after the Effective Date, in each case subject to downward adjustment for net decreases in the number of vessels operated by the Debtors (other than the ITB New York and Sea Venture vessels), up to a maximum of $2 million per vessel in operation, (D) have no amortization before the Senior Secured Loans are fully repaid, and amortization of one quarter of one percent (0.25%) per quarter of the aggregate principal amount of the Junior Secured Loans beginning on the last day of the first full fiscal quarter following repayment of the Senior Secured Loans, (E) have a final maturity date of August 7, 2013 for payment of the remaining loan balance, (F) require quarterly cash payments of interest at the rate of LIBOR plus one half of one percent (0.5%), subject to a two percent (2%) LIBOR floor,5 and (G) be subject to repurchase by Reorganized USSP using excess cash flow within specified limits, but only after all the Senior Secured Loans are fully repaid. In the case of any conflict between this section 4.2(c)(2) and the New Secured Term Loan Facility or any other Plan Document with regard to the Junior Secured Loans, the New Secured Term Loan Facility shall control. Additionally, the Subordinated Credit Agreement shall impose certain restrictions on the direct or indirect transferability of the Junior Secured Loans to assist in the preservation of the Reorganized Debtors’ valuable tax attributes.

                                    (3)          Domestic Holders. Each Domestic Holder shall be issued (i) that number of shares of Common Stock in an amount equal to its Ratable Proportion of the Senior Secured Lenders’ Equity Share and (ii) a CPR for such Domestic Holder’s Ratable Proportion of the CPR Amount.

                                    (4)          Foreign Holders. Each Foreign Holder shall be issued (a) a CPR for such Foreign Holder’s Ratable Proportion of the CPR Amount and (b) shares of Common Stock and Common Warrants in an amount equal to its Ratable Proportion of the Senior Secured Lenders’ Equity Share, with each Foreign Holder being allocated shares of Common Stock and Common Warrants as follows:

                                                  (i)          a number of shares of Common Stock equal to the product determined by multiplying (I) 11.5% of the total number of shares of Common Stock to be outstanding on the Effective Date by (II) a fraction, (x) the numerator of which equals the amount of such Foreign Holder’s Allowed Senior Secured Lender Claim and (y) the denominator of which equals the total amount of Allowed Senior Secured Lender Claims held by all Foreign Holders; and

                                                  (ii)         Common Warrants representing the number of shares of Common Stock equal to such Foreign Holder’s Ratable Proportion of the Secured Lenders’ Equity Share less the number of shares of Common Stock issued to such Foreign Holder pursuant to subclause (i) above.

                    (d)          Letter of Credit Obligations. Any Letter of Credit that is outstanding as of the Effective Date shall be replaced and returned to the Administrative Agent as issuing bank, marked “canceled” or, to the extent Reorganized Debtors are unable to replace any such Letter of Credit, such Letter of Credit shall be (a) secured by a back-to-back letter of credit issued by an institution acceptable to the Administrative Agent equal to 105% of the face amount of such letters of credit or (b) cash collateralized in an amount equal to 105% of the face amount of such letters of credit by the deposit of cash in such percentage amount in an account designated by the Administrative Agent, as issuing bank, which cash will be remitted to the Reorganized Debtors upon the expiration, cancellation or other termination or satisfaction of the reimbursement obligations in respect of such Letters of Credit.

5 The New Secured Term Loan Facility will require the Debtors to hedge their interest rate exposure with respect to at least 50% of the debt expected to be outstanding under the New Secured Term Loan Facility through August 2013.

                    4.3          Second Lien Secured Claims (Class 3).

                    (a)          Impairment and Voting. Class 3 is impaired by the Plan. Each Allowed Second Lien Secured Claim is entitled to vote to accept or reject the Plan.

                    (b)          Allowance and Distributions. Second Lien Secured Claims shall be Allowed Secured Claims, not subject to offset, defense, counterclaim, reduction or credit of any kind whatsoever, in the amount of $100,000,000 (representing the amount of principal outstanding under the Second Lien Indenture), plus prepetition accrued and unpaid interest and shall receive, in full, complete and final satisfaction of its Allowed Second Lien Secured Claim, (A) shares of Common Stock and Common Warrants in an amount equal to its Ratable Proportion of the Second Lien Noteholders’ Equity Share and (B) if applicable, its Ratable Portion Of The Deposited Second Lien Notes Interest as follows:

                                     (1)          Domestic Noteholders. Each Domestic Noteholder shall be issued that number of shares of Common Stock equal to its Ratable Proportion of the Second Lien Noteholders’ Equity Share.

                                    (2)          Foreign Noteholders. Each Foreign Noteholder shall be issued shares of Common Stock and Common Warrants in an amount equal to its Ratable Proportion of the Second Lien Noteholders’ Equity Share, with each Foreign Noteholder being allocated shares of Common Stock and Common Warrants as follows:

                                                  (i)          a number of shares of Common Stock equal to the product determined by multiplying (I) 11.5% of the total number of shares of Common Stock to be outstanding on the Effective Date by (II) a fraction, (x) the numerator of which is the amount of such Foreign Noteholder’s Allowed Second Lien Secured Claim and (y) the denominator of which is the total amount of Allowed Second Lien Secured Claims held by all Foreign Holders; and

                                                  (ii)          Common Warrants representing the number of shares of Common Stock equal to such Foreign Holder’s Ratable Proportion of the Second Lien Noteholders’ Equity Share less the number of shares of Common Stock issued to such Foreign Noteholder pursuant to subclause (i) above.

                                    (3)          Each Non-signatory Second Lien Noteholder that submits a Deposited Second Lien Notes Interest Distribution Affidavit on or before Friday September 25, 2009 shall receive its Ratable Portion Of The Deposited Second Lien Notes Interest.

                    (c)          Distributions to the Second Lien Noteholders in Class 3 will only be made after the Second Lien Notes of any Foreign Noteholders have been segregated from those of Domestic Noteholders. The following additional procedures will take place after the Plan has been confirmed in connection with the distribution process to Second Lien Noteholders:

                                    (1)          The Debtors’ claims agent, Epiq Bankruptcy Solutions LLC (“Epiq”), will seek to establish two accounts in accordance with the Automated Tender Offer Program (“ATOP”) system of The Depository Trust Company (“DTC”), one for Foreign Noteholders and one for Domestic Noteholders;

                                    (2)          Nominees holding Second Lien Notes on behalf of beneficial holders of Second Lien Notes (the “Voting Nominees”) shall follow the procedures established by Epiq with respect to the electronic delivery of each beneficial holder’s Second Lien Notes, which electronic deliveries shall remain in effect until final distributions are made under the Plan. The Voting Nominees shall tender the underlying Second Lien Notes of the beneficial holders of such Second Lien Notes within the required timeframe into either the ATOP account established for Foreign Noteholders or the ATOP account established for Domestic Noteholders, as appropriate; and

                                    (3)          Delivery of the distributions to Second Lien Noteholders shall be made through the two ATOP accounts.

                    4.4          Other Secured Claims (Class 4).

                    (a)          Impairment and Voting. Class 4 is unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

                    (b)          Distributions. Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, on the Effective Date, at the sole option of the Debtors, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, or (ii) each holder of an Allowed Other Secured Claim shall receive, in full satisfaction of such Claim, either (a) a note with periodic Cash payments having a present value equal to the amount of such holder’s Allowed Other Secured Claim, (b) the proceeds of the sale or disposition of its Collateral securing such Claim to the extent of the value of the holder’s secured interest in such Collateral, (c) the Collateral securing such Claim and any interest on such Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (d) such other distribution as necessary to satisfy the requirements of the Bankruptcy Code.

                    4.5          General Unsecured Claims (Class 5).

                    (a)          Impairment and Voting. Class 5 is impaired by the Plan. Each holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

                    (b)          Distributions to Class 5 Holders of General Unsecured Claims: Except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, on the Effective Date, or as soon thereafter as is practicable, such holder will be entitled to receive the following.

                                    (1)          Distributions to Class 5 Holders of General Unsecured Claims if Class 5 Votes to Accept the Plan. If Class 5 votes to accept the Plan, each holder of an Allowed General Unsecured Claim shall receive its Distribution Pro Rata Share in Cash from a fund in an amount equal to $300,000.

                                    (2)          Distributions to Class 5 Holders of General Unsecured Claims if Class 5 Votes to Reject the Plan. If Class 5 votes to reject the Plan, each holder of an Allowed General Unsecured Claim shall receive its Distribution Pro Rata Share in Cash from a fund in an amount equal to $100,000.

                    On the Effective Date, the Debtors shall fund either $300,000 in accordance with section 4.5(b)(1) above or $100,000 in accordance with section 4.5(b)(2) above, as the case may be, in Cash into a segregated account maintained by the Disbursing Agent for the benefit of holders of Allowed General Unsecured Claims. From any distribution made to the holder of an Allowed General Unsecured Claim, there shall be deducted the amount of any distribution previously distributed to such holder on account of such Allowed General Unsecured Claim. The Debtors and the Reorganized Debtors shall not be the Disbursing Agent for the General Unsecured Claims.

                    (c)          Insured Claims. A holder of an Allowed General Unsecured Claim that is an Insured Claim shall be paid in the ordinary course of the business of the Reorganized Debtors from the proceeds of any insurance policy covering such Allowed Claims maintained by or for the benefit of the Debtors or the Reorganized Debtors. No additional amount will be paid to a holder of an Allowed General Unsecured Claim that is an Insured Claim if the insurance proceeds are less than the amount of the Allowed General Unsecured Claim.

                    4.6          Prepetition Equity Interests (Class 6).

                    (a)          Impairment and Voting. Class 6 is impaired by the Plan. Each holder of a Prepetition Equity Interest is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have rejected the Plan.

                    (b)          Distributions. On the Effective Date, all Prepetition Equity Interests shall be deemed cancelled and extinguished and the holders of Prepetition Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Prepetition Equity Interests under the Plan. Holders of Prepetition Equity Interests shall not be required to surrender their certificates or other interests evidencing ownership of such Prepetition Equity Interests.

ARTICLE V

MEANS OF IMPLEMENTATION

                    5.1          Settlement of Claims.

                    Pursuant to Bankruptcy Rule 9019, in consideration for the classification, distribution, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims or controversies resolved pursuant to the Plan. All Plan distributions made to creditors holding Allowed Claims in any class are intended to be and shall be final and no Plan distribution to the holder of a Claim in one class shall be subject to being shared with or reallocated to the holders of any Claim in another class by virtue of any prepetition collateral trust agreement, shared collateral agreement, subordination agreement, other similar inter-creditor arrangement or deficiency claim.

                    5.2          Intercompany Claims.

                    Notwithstanding anything to the contrary herein, Intercompany Claims will be reduced, reinstated, or discharged to the extent determined appropriate by the Debtors or the Reorganized Debtors. Any such transaction may be effected on or subsequent to the Effective Date without any further action by the Debtors, the Debtors in Possession, or the Reorganized Debtors.

                    5.3          Refinance, Restructure, Convert, Exchange and Continue Senior Secured Lender Claims as Senior Term Loans and Junior Term Loans.

                    On the Effective Date, the New Secured Term Loan Facility shall be executed and delivered and Reorganized USSP shall be authorized to refinance, restructure, convert, exchange and continue a portion of the Senior Secured Lender Claims as Senior Secured Loans and Junior Secured Loans and to issue the New Secured Term Notes without the need for any further corporate action and without further action by the holders of Claims or Prepetition Equity Interests. On the Effective Date the New Secured Term Notes shall be distributed on behalf of Reorganized USSP to those holders of Allowed Senior Secured Lender Claims who (i) desire to have their Senior Secured Loans and Junior Secured Loans evidenced by notes in accordance with the provisions of Section 4.2 of this Plan and (ii) have provided three Business Days advance written notice to the New Secured Term Loan Administrative Agent of such desire. On the Effective Date, all pledges, preferred ship mortgages, assignments for security purposes, security interests, Liens and encumbrances of, in and against any of the Debtors’ property granted prior to the Effective Date to the collateral agent or trustee under the First Lien Credit Agreement to secure the Senior Secured Lender Claims shall not be extinguished but shall be preserved and continue to be valid perfected pledges, preferred ship mortgages, assignments for security purposes, security interests, Liens and encumbrances which secure the obligations of the Reorganized Debtors evidenced by the Senior Secured Loans and Junior Secured Loans.

                    5.4          Conversion of USSP to a Corporation.

                    On the Effective Date, USSP shall be converted from a limited partnership formed under the laws of the State of Delaware to a corporation incorporated under the laws of the State of Delaware by the filing the Certificate of Conversion and the Certificate of Incorporation with the Secretary of State of the State of Delaware, without the need for any further corporate action and without further action by the holders of Claims or Prepetition Equity Interests.

                    5.5          Issuance of Common Stock.

                    The issuance by Reorganized USSP of Common Stock on the Effective Date is hereby authorized without the need for any further corporate action and without any further action by holders of Claims or Prepetition Equity Interests except execution of the Stockholders’ Agreement. Newly-issued shares of Common Stock shall be distributed to holders of Allowed Senior Secured Lender Claims and Allowed Second Lien Secured Claims, subject to and in accordance with the provisions of Sections 4.2 and 4.3 of this Plan. In no event shall the Foreign Holders or Foreign Noteholders own more than 23% of the total number of shares of Common Stock outstanding on the Effective Date.

                    5.6          Transfer Restriction.

                    Common Stock of Reorganized USSP may be sold subject to transfer restrictions contained in the Certificate of Incorporation, By-Laws or Stockholders’ Agreement, which transfer restrictions shall be designed to ensure compliance with the U.S. Coastwise Trade Laws and applicable federal and state securities laws and to prevent transfers to competitors. The transfer of Common Stock, Common Warrants, CPRs, and Junior Secured Loans will also be subject to certain transfer restrictions under the Certificate of Incorporation, the Common Warrants, CPRs, and the Subordinated Credit Agreement, respectively, that are designed to protect the availability of the Reorganized Debtors’ net operating losses and other tax attributes.

                    5.7          Issuance of Common Warrants.

                    (a)          The issuance of Common Warrants by Reorganized USSP in accordance with Article IV of this Plan is authorized without the need for any further corporate action.

                    (b)          Common Warrants shall have the following terms:

                                   (1)          the exercise price for the Common Warrants shall be $0.001 per share of Common Stock and may be paid in cash or pursuant to a cashless exercise procedure;

                                   (2)          the Common Warrants shall expire on December 31, 2029;

                                   (3)          the Common Warrants may be exercised only by an entity that is a U.S. Citizen;

                                   (4)          the Common Warrants shall be freely transferable to any person, party or entity subject to applicable securities laws and subject to certain restrictions designed to protect the Reorganized Debtors’ net operating losses and other tax attributes; and

                                   (5)          the Common Warrants shall include antidilution protection in the event of stock dividend, recapitalization, stock split or reclassification of the common stock.

                    5.8          Issuance of CPRs.

                    The issuance of CPRs by Reorganized USSP in accordance with Section 4.2 of this Plan is authorized without the need for any further corporate action.

                    5.9          Exemption from Securities Laws.

                    To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the issuance under the Plan of the Common Stock, Common Warrants and CPRs will be exempt from registration under the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder and Reorganized USSP will not be subject to the reporting requirements of the Securities Exchange Act of 1934. Transfer of Common Stock, Common Warrants and CPRs shall not be registered and shall be subject to applicable securities laws regarding transfer.

                    5.10          Merger/Dissolution/Consolidation.

                    On or as of the Effective Date or as soon as practicable thereafter and without the need for any further action, the Reorganized Debtors may (i) cause any or all of the Reorganized Debtors to be merged into one or more of the Reorganized Debtors, dissolved or otherwise consolidated, (ii) cause the transfer of assets between or among the Reorganized Debtors, or (iii) engage in any other transaction in furtherance of the Plan.

                    5.11          Cancellation of Existing Agreements, Management/Employee Compensation Plans, and Prepetition Equity Interests.

                    Except (a) as otherwise expressly provided in the Plan, (b) with respect to (x) executory contracts or unexpired leases that have been assumed by the Debtors and (y) management/employee compensation plans or option plans, (c) for purposes of evidencing a right to distributions under the Plan, or (d) with respect to any Claim that is reinstated and rendered unimpaired under the Plan, on the Effective Date, the First Lien Credit Agreement, the Second Lien Indenture, the Second Lien Notes and any guarantees and other notes issued under the foregoing documents, the Swap Agreements, all Prepetition Equity Interests and all other instruments evidencing any Claims against the Debtors (but for the avoidance of doubt excluding any equity interests in any of the Debtors other than USSP and US Shipping General Partner LLC) shall be deemed automatically cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors thereunder shall be discharged; provided, however, that the provisions of the First Lien Credit Agreement governing the relationship of the Administrative Agent and the Senior Secured Lenders, including but not limited to the Administrative Agent’s rights of indemnification from the Senior Secured Lenders, shall not be affected by and shall survive the Plan, entry of the Confirmation Order or the occurrence of the Effective Date.

                    5.12          Surrender of Second Lien Notes.

                    Each Second Lien Noteholder shall surrender all Second Lien Notes which such Second Lien Noteholder owns, and any related guarantees, to the Second Lien Indenture Trustee, or in the event such Second Lien Notes and any related guarantees are held in the name of, or by a nominee of, DTC, the Disbursing Agent shall seek the cooperation of DTC to provide appropriate instructions to the Second Lien Indenture Trustee with respect to the surrender of such Second Lien Notes. In addition, in order to properly surrender any Second Lien Notes, such Second Lien Notes must be tendered in accordance with the procedures established by Epiq to ensure the correct distributions to Foreign Noteholders and Domestic Noteholders, as further described in Section 4.3 hereto and delivery of distributions to Second Lien Noteholders will only be made to those Foreign Noteholders and Domestic Noteholders whose notes have been properly tendered in accordance with such procedures. No distributions of Common Stock and Common Warrants under the Plan shall be made for or on behalf of any Second Lien Noteholder unless and until the Second Lien Notes held by such Second Lien Noteholder have been received by the Second Lien Indenture Trustee or appropriate instructions from DTC have been received by the Second Lien Indenture Trustee, or the loss, theft or destruction of any such Second Lien Note is established to the reasonable satisfaction of the Second Lien Indenture Trustee, which satisfaction may require such Second Lien Noteholder to submit (a) a lost instrument affidavit, and (b) an indemnity bond holding the Debtors, Reorganized Debtors, Disbursing Agent, and the Second Lien Indenture Trustee harmless in respect of such Second Lien Note and any distributions made in respect thereof, as the case may be. In addition, no Deposited Second Lien Notes Interest shall be distributed to any Second Lien Noteholder unless such Second Lien Noteholder has delivered to the Second Lien Indenture Trustee a Deposited Second Lien Notes Interest Distribution Affidavit on or before Friday, September 25, 2009. The Second Lien Indenture Trustee shall be entitled to rely upon the genuineness and accuracy of any Deposited Second Lien Notes Interest Affidavit received without further inquiry, and shall be entitled to distribute the Deposited Second Lien Notes Interest in accordance therewith without liability absent gross negligence or willful misconduct. For the avoidance of doubt, any actual or potential claims against the Second Lien Indenture Trustee as a result of its compliance with this section 5.12 shall constitute a Released Action fully entitled to the benefits of section 11.8, 11.9, 11.10, 11.11 and 11.12 hereof.

                    5.13          Substantive Consolidation of Debtors for Plan Purposes Only.

                    (a)            Given the number of separate legal entities, the Debtors believe it would be inefficient to propose, vote on and make distributions in respect of entity-specific claims. Accordingly the Debtors are proposing solely for administrative convenience to consolidate for certain purposes. Entry of the Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the limited substantive consolidation of the Chapter 11 Cases for the purposes of voting, confirmation and distribution as provided in this Plan. On and after the Effective Date: (i) no distributions shall be made under the Plan on account of the Intercompany Claims among the Debtors; (ii) all guarantees by any of the Debtors of the obligations of any other Debtor arising prior to the Effective Date shall be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint and several liability of any of the Debtors shall be deemed to be one obligation of the deemed consolidated Debtors; and (iii) each and every Claim filed or to be filed in the Chapter 11 Cases shall be deemed filed against the consolidated Debtors and shall be deemed one Claim against and obligation of the deemed consolidated Debtors.

                    (b)            The substantive consolidation referred to in section 5.13(a) shall not (other than for purposes related to funding distributions under the Plan and as set forth above in section 5.13(a)) affect, however: (i) the legal and organizational structure of the Reorganized Debtors; (ii) pre- and post-Commencement Date liens, guarantees and security interests that are required to be maintained (x) in connection with Executory Contracts that were entered into during the Chapter 11 Cases or that have been or will be assumed pursuant to section 365 of the Bankruptcy Code, (y) pursuant to the Plan, or (z) in connection with the New Secured Term Loan Facility and the Senior Secured Loans and the Junior Secured Loans; or (iii) distributions out of any insurance policies or distributions out of proceeds of such policies. As of the Effective Date, each of the Reorganized Debtors shall be deemed to be properly capitalized, legally separate and distinct entities.

                    (c)            For the avoidance of doubt, the limited substantive consolidation contemplated herein shall not be construed as substantive consolidation for any other purpose than that described in subpart (a) of this section. As set forth above, three (3) of the Debtors’ entities, USS GP, Vessel Management and Product Carriers, were not co-borrowers or guarantors under the First Lien Credit Agreement. Debtors therefore have provided four (4) separate liquidation analyses. The Debtors believe that no creditor will receive a recovery inferior to that which it would receive if they proposed a plan that was completely separate as to each entity. If any party in interest challenges the proposed consolidation the Debtors reserve the right to establish at the confirmation hearing the ability to confirm the Plan on an entity-by-entity basis.

                    5.14          Cramdown and No Unfair Discrimination.

                    In the event that any impaired Class of Claims or Prepetition Equity Interests rejects the Plan or is deemed to have rejected the Plan, the Debtors reserve the right, without any delay in the occurrence of the Confirmation Hearing or Effective Date, to (a) request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code with respect to such non-accepting Class, in which case the Plan shall constitute a motion for such relief, and/or (b) amend the Plan in accordance with section 13.3 of the Plan.

                    5.15          Effectuating Documents; Further Transactions.

                    The chief executive officer or any other appropriate officer of USSP or any applicable Debtor, as the case may be, shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions herein. The secretary or assistant secretary of USSP or any applicable Debtor, as the case may be, shall be authorized to certify or attest to any of the foregoing actions.

                    5.16          Exemption from Certain Transfer Taxes.

                    Pursuant to section 1146(a) of the Bankruptcy Code, any issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer from a Debtor to a Reorganized Debtor or any other Person or entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Without limiting the foregoing, any issuance, transfer or exchange of a security or any making or delivery of an instrument of transfer pursuant to the Plan shall be exempt from the imposition and payment of any and all transfer taxes (including but not limited to any and all stamp taxes or similar taxes and any interest, penalties and addition to the tax that may be required to be paid in connection with the consummation of the Plan and the Plan Documents) pursuant to sections 1146(a), 505(a), 106 and 1141 of the Bankruptcy Code.

ARTICLE VI

PROVISIONS GOVERNING VOTING AND DISTRIBUTIONS

                    6.1          Voting of Claims.

                    Each holder of an Allowed Claim in an impaired class of Claims that is entitled to vote on the Plan pursuant to Article III and Article IV of the Plan shall be entitled to vote separately to accept or reject the Plan, as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order of the Bankruptcy Court.

                    6.2          Nonconsensual Confirmation.

                    If any impaired class of Claims entitled to vote shall not accept the Plan by the requisite statutory majority provided in section 1126(c) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan in accordance with Section 13.3 of the Plan or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both. With respect to impaired classes of Claims that are deemed to reject the Plan, the Debtors shall request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.

                    6.3          Distributions on Allowed General Unsecured Claims.

                    With respect to Allowed General Unsecured Claims, distributions, if any, shall be made on the Effective Date and at periodic intervals thereafter as Disputed Claims become Allowed. All Allowed General Unsecured Claims held by a creditor shall be aggregated and treated as a single Claim. At the written request of the Reorganized Debtors or the Disbursing Agent, any creditor holding multiple Allowed General Unsecured Claims shall provide to the Reorganized Debtors or the Disbursing Agent, as the case may be, a single address to which any distributions shall be sent.

                    6.4          Date of Distributions.

                    In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

                    6.5          Disbursing Agent.

                    All distributions under the Plan shall be made by Reorganized USSP as Disbursing Agent or such other entity designated by Reorganized USSP as a Disbursing Agent.

                    6.6          Rights and Powers of Disbursing Agent.

                    The Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (b) make all distributions contemplated hereby, (c) employ professionals to represent it with respect to its responsibilities and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

                    6.7          Expenses of Disbursing Agent.

                    Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursing Agent (including, without limitation, taxes and reasonable attorneys fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

                    6.8          Delivery of Distributions.

                    Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or Allowed Administrative Expense Claim shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or their agents, as applicable, unless the Debtors or Reorganized Debtors have been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim by such holder that contains an address for such holder different than the address of such holder as set forth on the Schedules; provided that (i) all distributions to the Senior Secured Lenders under Section 4.2 of this Plan shall be made by the Disbursing Agent, provided that distributions of the New Secured Term Notes shall be made to the New Secured Term Loan Administrative Agent for further disbursement to or at the direction of the Senior Secured Lenders and (ii) all distributions to the Second Lien Noteholders under Section 4.3 of this Plan shall be made by the Disbursing Agent to or at the direction of the Second Lien Indenture Trustee for further disbursement to the holders of Allowed Second Lien Secured Claims. Nothing in this Plan shall require the Reorganized Debtors to attempt to locate any holder of an Allowed Claim.

                    (a)            Distributions by the New Secured Term Loan Administrative Agent. Upon delivery of the New Secured Term Notes to or at the direction of the New Secured Term Loan Administrative Agent, the Reorganized Debtors shall be released of all liability with respect to the delivery of such distributions.

                    (b)            Distributions by Second Lien Indenture Trustee. Upon delivery of the distributions set forth in Section 4.3 of the Plan to or at the direction of the Second Lien Indenture Trustee, the Reorganized Debtors shall be released of all liability with respect to the delivery of such distributions.

                    6.9          Unclaimed Distributions.

                    Except as provided in the last sentence of Section 1.98, all distributions under the Plan that are unclaimed for a period of one (1) year after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in the Reorganized Debtors and any entitlement of any holder of any Claims to such distributions shall be extinguished and forever barred.

                    6.10          Distribution Record Date.

                    As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Prepetition Equity Interests as maintained by the Debtors or their agents shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Prepetition Equity Interests. The Debtors shall have no obligation to recognize any transfer of any Claims or Prepetition Equity Interests occurring on or after the Distribution Record Date. The Debtors or Reorganized Debtors, as applicable, shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date.

                    6.11          Manner of Payment.

                    At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements. All distributions of Cash to the creditors of each of the Debtors under the Plan shall be made by, or on behalf of, the applicable Debtor.

                    6.12          No Fractional Shares of Common Stock or Common Warrants; Other Distributions.

                    (a)            No fractional shares of Common Stock or Common Warrants shall be issued or distributed under the Plan and no Cash shall be distributed under the Plan in lieu of such fractional shares. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of Common Stock or Common Warrants that is not a whole number, the actual distribution of shares of Common Stock or Common Warrants shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefor; provided, however that in no event shall the Foreign Holders or Foreign Noteholders own more than 23% of the total number of shares of Common Stock outstanding on the Effective Date. The total number of shares of Common Stock or Common Warrants to be distributed to holders of Allowed Claims on the Effective Date shall be adjusted as necessary to account for the foregoing rounding.

                    (b)            The New Secured Term Notes shall be issued in U.S. dollars and cents.

                    6.13          Setoffs and Recoupment.

                    Other than with respect to the Senior Secured Lender Claims, the Debtors may, but shall not be required to, setoff against or recoup from any Claim and the payments to be made pursuant to the Plan in respect of such Claim any Claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such claim they may have against such claimant.

                    6.14          Interest on Claims.

                    Unless otherwise specifically provided for in the Plan or the Confirmation Order, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Commencement Date on any Claim.

                    6.15          No Distribution In Excess of Allowed Amounts.

                    Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall receive in respect of such Claim any distribution of a value as of the Effective Date in excess of the Allowed amount of such Claim.

                    6.16          Distributions After the Effective Date.

                    Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

                    6.17          Allocation of Plan Distributions Between Principal and Interest.

                    To the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and other amounts (such as accrued but unpaid interest thereon), such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to such other amounts.

                    6.18          Nomination of Person Entitled to Receive Distribution under Plan.

                    The holder of any Allowed Claim entitled to a distribution under the Plan may nominate any other Person (a “Distribution Nominee”) to receive such distribution in lieu of such holder by delivering to the Disbursing Agent a written direction requesting such distribution be made to the Distribution Nominee no less than five Business Days prior to the Effective Date. Upon delivery to a Distribution Nominee of a distribution under this Plan, all obligations of the Debtors and the Disbursing Agent to the holder of an Allowed Claim which has so nominated such Distribution Nominee shall be deemed to have been satisfied in full and the Debtors shall have no obligation to make any other distribution to such holder of an Allowed Claim.

ARTICLE VII

PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER PLAN OF REORGANIZATION

                    7.1          Objections.

                    Except as otherwise provided in Section 7.2, as of the Effective Date, objections to, and requests for estimation of, Administrative Expense Claims and Claims against the Debtors may be interposed and prosecuted only by the Reorganized Debtors. Such objections and requests for estimation shall be served on the respective claimant and filed with the Bankruptcy Court (i) on or before the ninetieth (90th) day following the later of (x) the Effective Date and (y) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim, or (ii) such later date as may be fixed by the Bankruptcy Court whether fixed before or after the date specified in clauses (x) and (y) above.

                    7.2          No Distributions Pending Allowance.

                    Notwithstanding any other provision hereof, if any portion of a Claim or Administrative Expense Claim is Disputed, no payment or distribution provided hereunder shall be made on account of such Claim or Administrative Expense Claim unless and until such Disputed Claim or Disputed Administrative Expense Claim becomes Allowed.

                    7.3          Distributions After Allowance.

                    To the extent that a Disputed Claim or Disputed Administrative Expense Claim ultimately becomes an Allowed Claim or Allowed Administrative Expense Claim, distributions (if any) shall be made to the holder of such Allowed Claim or Allowed Administrative Expense Claim in accordance with the provisions of the Plan.

                    7.4          Resolution of Administrative Expense Claims and Claims.

                    On and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Administrative Expense Claims and Claims against the Debtors and to compromise, settle or otherwise resolve any Disputed Administrative Expense Claims and Disputed Claims against the Debtors without approval of the Bankruptcy Court.

                    7.5          Estimation of Claims.

                    The Debtors or the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Contingent Claim, Unliquidated Claim or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether any of the Debtors or the Reorganized Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Contingent Claim, Unliquidated Claim or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

ARTICLE VIII

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                    8.1          Assumption or Rejection of Executory Contracts and Unexpired Leases.

                    Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtors and any person or entity shall be deemed assumed by the Debtors as of the Effective Date, except for any executory contract or unexpired lease (i) that has been assumed or rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (ii) as to which a motion for approval of the assumption or rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date, or (iii) that is specifically designated as a contract or lease to be rejected on Schedule 8.01, which Schedule 8.01 is contained in the Plan Supplement, with prior consultation with the Steering Committee; provided, however, that the Debtors reserve the right, on or prior to the Confirmation Date, to amend Schedule 8.01, with prior consultation with the Steering Committee, to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, either rejected or assumed as of the Effective Date. The Debtors shall provide notice of any amendments to Schedule 8.01 to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedule 8.01 shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

                    8.2          Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases.

                    Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute (a) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 8.1 of the Plan, (b) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume, assume and assign or reject the unexpired nonresidential leases through the date of entry of an order approving the assumption, assumption and assignment or rejection of such executory contracts and unexpired leases and (c) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 8.1 of the Plan.

                    8.3          Inclusiveness.

                    Unless otherwise specified on Schedule 8.01 of the Plan Supplement, each executory contract and unexpired lease listed or to be listed therein shall include any and all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedule 8.01.

                    8.4          Payments Related to Assumption of Contracts and Leases.

                    Any monetary amounts by which any executory contract and unexpired lease to be assumed hereunder are in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors upon assumption thereof. If there is a dispute regarding (i) the nature or amount of any cure amount; (ii) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, payment of the applicable cure amount shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption, if applicable. Notwithstanding Section 8.1 herein, the Debtors shall retain their rights to reject any of their executory contracts or unexpired leases that are subject to a dispute concerning amounts necessary to cure any defaults through the Effective Date.

                    8.5          Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan.

                    Proofs of Claim for damages arising out of the rejection of an executory contract or unexpired lease pursuant to Section 8.1 must be filed with the Bankruptcy Court and served upon the attorneys for the Debtors or, on and after the Effective Date, the Reorganized Debtors, no later than thirty (30) days after the later of (a) notice of entry of an order approving the rejection of such executory contract or unexpired lease or (b) the Bar Date. All such proofs of Claim not filed within such time will be forever barred from assertion against the Debtors and their estates or the Reorganized Debtors and their property.

                    8.6          Indemnification and Reimbursement Obligations.

                    The obligations of the Debtors as of the Commencement Date to indemnify, defend, reimburse or limit the liability of directors, officers or employees who are directors, officers or employees of the Debtors on or after the Effective Date, solely in their capacity as directors, officers, agents, representatives or employees of a Debtor, against any claims or causes of action as provided in the Debtors’ partnership agreements, limited liability company agreements, articles of organization, certificates of incorporation, bylaws, other organizational documents or applicable law, shall survive confirmation of the Plan, remain unaffected thereby and not be discharged, irrespective of whether such indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before or after the Commencement Date.

                    8.7          Insurance Policies.

                    Unless specifically rejected by order of the Bankruptcy Court, all of the Debtors’ insurance policies and any agreements, documents or instruments relating thereto, are treated as executory contracts that are assumed under the Plan. Nothing contained in this section shall constitute or be deemed a waiver of any cause of action that the Debtors may hold against any entity, including, without limitation, the insurer, under any of the Debtors’ policies of insurance. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments are required to cure any defaults of the Debtors existing as of the Confirmation Date with respect to each such insurance policy or agreement. To the extent that the Bankruptcy Court determines otherwise as to any such insurance policy or agreement, the Debtors reserve the right to seek rejection of such insurance policy or agreement or other available relief.

ARTICLE IX

CORPORATE GOVERNANCE AND MANAGEMENT OF THE REORGANIZED DEBTORS

                    9.1          General.

                    On the Effective Date, the management, control and operation of Reorganized USSP shall become the responsibility of the New Board. The management and operation of the other Reorganized Debtors shall be the responsibility of their respective boards of directors and managing members.

                    9.2          New Board of Reorganized USSP.

                    The New Board shall (a) have up to seven (7) members, one (1) of whom shall be the chief executive officer, at least one (1) of whom shall be independent and shall serve as the Chairman of the New Board, and the remainder shall not be members of management. The initial New Board shall be appointed by the Requisite Senior Lenders (in consultation with (but not subject to the consent of) the Second Lien Representative; provided, that the New Board shall include at least one person proposed by the Second Lien Representative and reasonably acceptable to the Senior Representatives, prior to the hearing to consider Confirmation of the Plan; provided, further, that the Requisite Senior Lenders shall use commercially reasonable efforts to appoint as directors two individuals (one of whom shall be the chairman) who are not affiliated with the Debtors, the Senior Secured Lenders or the Second Lien Noteholders and who have relevant industry experience. The members of the New Board shall have staggered terms and the New Board shall meet the standards of the U.S. Coastwise Trade Laws.

                    9.3          Officers of Reorganized USSP.

                    In accordance with section 1129(a)(5) of the Bankruptcy Code, prior to confirmation of the Plan, the Debtors shall select the individuals to be appointed as the initial officers of Reorganized USSP, all of whom shall be acceptable to the Steering Committee, which approval shall not be unreasonably withheld or delayed. Such officers shall serve in accordance with applicable non-bankruptcy law, any employment agreement with the Reorganized Debtors and the New Organizational Documents and shall meet the requirements of the U.S. Coastwise Trade Laws.

                    9.4          Filing of New Organizational Documents.

                    Following the Effective Date, the Reorganized Debtors shall continue to exist as separate corporate or limited liability company entities in accordance with the laws of their respective states of incorporation or formation, except that USSP shall be converted to a corporation incorporated under the laws of the State of Delaware as provided in Section 5.4 hereto. On the Effective Date, USSP shall file the Certificate of Incorporation and Certificate of Conversion with the Secretary of State of the State of Delaware and the By-Laws shall be deemed to have been adopted by Reorganized USSP. All existing corporate governance documents of the Debtors other than USSP shall be restated as of the Effective Date in order to (i) be in compliance with the Bankruptcy Code and (ii) to effectuate the provisions of the Plan. The Reorganized Debtors shall file their New Organizational Documents, as required or deemed appropriate, with the appropriate authorities in their respective jurisdictions of incorporation or establishment.

                    The Certificate of Incorporation, By-Laws or the Stockholders’ Agreement, as applicable, shall (a) include provisions creating the Common Stock, (b) set forth certain restrictions relating to the transfer of Common Stock and Common Warrants to ensure compliance with the U.S. Coastwise Trade Laws and applicable federal and state securities laws and to prevent transfers to competitors, (c) regulate the membership of the New Board and officers to such extent as will assure the preservation of Reorganized USSP’s status as a U.S. Citizen, (d) limit the acquisition by any one person or group of persons acting in concert of beneficial ownership of more than thirty percent (30%) of the outstanding Common Stock (subject to a pre-emergence grandfather clause) unless such person or group simultaneously offers to acquire all outstanding Common Stock and Common Warrants, (e) prohibit the Reorganized Debtors from incurring debt (other than pursuant to the New Secured Term Loan Facility on the Effective Date) that would preclude distributions to holders of CPRs, other than debt to refinance the New Secured Term Loan Facility (provided that the principal amount does not exceed the principal amount of the refinanced debt), (f) prohibit the distribution of cash dividends on the Common Stock until the holders of CPRs have received their CPR Amount, (g) require that following the payment in full of the New Secured Term Loan Facility (or any refinancing thereof) Reorganized USSP make annual distributions on the CPRs in an amount specified in the CPRs and (h) contain such other provisions as may be agreed by the Debtors and the Steering Committee.

                    Additionally, the Certificate of Incorporation, the Common Warrants, the Subordinated Credit Agreement and the CPRs shall impose certain restrictions on the direct or indirect transferability of (i) the Common Stock, (ii) the Common Warrants, (iii) the Junior Secured Loans, (iv) the CPRs and (v) any other class of equity of Reorganized USSP (the “Corporate Securities”) to assist in the preservation of the Reorganized Debtors’ valuable tax attributes. Such restrictions include, subject to certain exceptions, that: (i) no person or entity may acquire or accumulate the Threshold Percentage (as hereinafter defined) or more (as determined under tax law principles governing the application of section 382 of the Tax Code) of the Corporate Securities, and (ii) no person owning directly or indirectly (as determined under such tax law principles) on the Effective Date, after giving effect to the Plan, the Threshold Percentage or more of the Corporate Securities may acquire additional Corporate Securities or dispose of any Corporate Securities (other than a disposition by a person who beneficially owns the Threshold Percentage or more of such Corporate Securities by reason of transactions pursuant to the Plan and has continuously owned the Threshold Percentage or more of such Corporate Securities at the time of the purported transfer). The “Threshold Percentage” is, (i) in the case of Common Stock and Common Warrants, 4.75% multiplied by the number of outstanding shares of Common Stock divided by the sum of (A) the number of outstanding shares of Common Stock and (B) the number of shares of Common Stock issuable upon exercise of outstanding Common Warrants, and (ii) in the case of other Corporate Securities, 4.75% of each such class.

                    9.5          Limits on Operations.

                    All New Board decisions on significant corporate events, including sale, acquisition or disposition of non-immaterial assets and initiating any initial public offering of Reorganized USSP will comply with Delaware law and require the approval of at least a majority of the non-management directors of Reorganized USSP who are U.S. Citizens (a “Super Majority”).

                    The structure of the Reorganized Debtors shall be such that, at all times, the President, Chief Executive Officer or Chairman will be able to state in an Affidavit of U.S. Citizenship that by no means whatsoever is control of more than twenty-five percent (25%) of the equity interests in the Reorganized USSP given or permitted to be exercised by a person who is not a U.S. Citizen.

                    9.6          Adoption of New Management Equity Plan.

                    On the Effective Date, Reorganized USSP shall be deemed to have adopted the New Management Equity Plan. Entry of the Confirmation Order shall constitute an approval of the New Management Equity Plan. The solicitation of votes on the Plan shall be deemed a solicitation of holders of the Common Stock for approval of the New Management Equity Plan for purposes of sections 162(m) and 422 of the Tax Code.

                    A management incentive compensation program, which shall be in all events subject to objective criteria or certified by independent financial or compensation advisors, shall be developed, subject to approval by the New Board.

                    9.7          Corporate Action.

                    On the Effective Date, the filing of the Certificate of Conversion and the Certificate of Incorporation and the adoption of the Certificate of Incorporation and the By-laws shall be deemed to have been authorized and approved in all respects to be effective as of the Effective Date, in each case without further action under applicable law, regulation, order or rule, including, without limitation, any action by the US Shipping General Partner LLC and the unitholders of USSP under the Limited Partnership Agreement of USSP, dated as of November 3, 2004, as amended, or the New Board and the stockholders of Reorganized USSP pursuant to Section 303 of the General Corporation Law of the State of Delaware. The authorization and issuance of the Common Stock, Common Warrants and CPRs pursuant to this Plan, the authorization of the New Secured Term Loan Facility and the New Secured Term Notes, the adoption of the New Management Equity Plan and all other matters provided in the Plan involving the corporate and capital structure of the Debtors or the Reorganized Debtors or corporate action by any of the Debtors or the Reorganized Debtors shall be deemed to have occurred, be authorized, and shall be in effect from and after the Effective Date without requiring further action under applicable law, regulation, order or rule, including, without limitation, any action by the unitholders, managers or directors of any of the Debtors or any of the Reorganized Debtors pursuant to Section 303 of the General Corporation Law of the State of Delaware. Entry of the Confirmation Order will constitute approval of the Plan Documents and all such transactions subject to the occurrence of the Effective Date.

ARTICLE X

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

                    10.1          Conditions Precedent to Confirmation.

                    The Plan will not be confirmed, and the Confirmation Order will not be entered, until and unless each of the following conditions has occurred or has been waived in accordance with the terms of the Plan: (a) the Confirmation Order shall be acceptable to the Steering Committee, which consent shall not be unreasonably withheld or delayed; (b) all of the Plan Documents shall be acceptable to the Steering Committee, which consent shall not be unreasonably withheld or delayed; (c) the schedule of Assumed Executory Contracts as detailed in Section 8.1 of this Plan shall be acceptable to the Steering Committee, which consent shall not be unreasonably withheld or delayed; and (d) the Confirmation Order shall be entered within 175 days after the Commencement Date, subject to extension for an additional 30 days by either the Debtors or the Steering Committee and subject to further extension upon the consent of the Debtors and the Steering Committee, with such consent not to be unreasonably withheld or delayed.

                    10.2          Conditions Precedent to the Effective Date.

                    The Effective Date of the Plan shall not occur unless and until each of the following conditions has occurred or has been waived in accordance with the terms of the Plan:

                    (a)             all actions, documents and agreements necessary to implement the Plan and the transactions contemplated by the Plan shall have been effected or executed;

                    (b)             the New Secured Term Loan Facility shall have been entered into by USSP, the New Secured Term Loan Administrative Agent and the New Secured Term Loan Collateral Agent and deemed executed by each of the Senior Secured Lenders by virtue of the Confirmation Order;

                    (c)             the notice of Confirmation Hearing shall comply with Bankruptcy Rule 2002(c)(3);

                    (d)             all authorizations, consents and regulatory approvals, if any, required by the Debtors in connection with the consummation of the Plan are obtained and not revoked, including the approval of the United States Coast Guard; and

                    (e)             as of the Effective Date, Reorganized USSP shall not (i) list the Common Stock on any stock exchange or quotation system and/or (ii) become be a reporting company under the Securities Exchange Act of 1934.

                    10.3          Waiver of Conditions.

                    Each of the conditions precedent in Section 10.1 and Section 10.2 hereof may be waived, in whole or in part, upon written notice, signed by the Debtors and the Steering Committee, each of whose consent shall not be unreasonably withheld or delayed. Any such waivers may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action, other than the filing of a notice of such waiver with the Bankruptcy Court.

                    10.4          Satisfaction of Conditions.

                    Except as expressly provided or permitted in the Plan, any actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action. In the event that one or more of the conditions specified in Section 10.2 of the Plan have not occurred or otherwise been waived pursuant to Section 10.3 of the Plan, (a) the Confirmation Order shall be vacated, (b) the Debtors and all holders of Claims and interests, including any Prepetition Equity Interests, shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (c) the Debtors’ obligations with respect to Claims and Prepetition Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Prepetition Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

ARTICLE XI

EFFECT OF CONFIRMATION

                    11.1          Continued Vesting of Assets.

                    On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, the Debtors, their properties and interests in property and their operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and all property of the estates of the Debtors shall continue to vest in the Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges and other interests, except as provided in the Plan, the Plan Documents and the documents and instruments executed and delivered in connection with the Plan and the Plan Documents; provided, however, that notwithstanding the foregoing, the discharge of Claims as set forth in Section 11.3 of the Plan, the discharge of the Debtors as set forth in Section 11.4 of the Plan, and the release of the Debtors by the Senior Secured Lenders as set forth in Section 11.10 of the Plan, all pledges, preferred ship mortgages, assignments for security, security interests, Liens and encumbrances of, in or against the Debtors’ property granted prior to the Effective Date to the collateral agent and mortgage trustee under or in connection with the First Lien Credit Agreement to secure the Debtors’ obligations to the Senior Secured Lenders arising under, in connection with or related to the First Lien Credit Agreement shall not be extinguished but shall be expressly preserved and continue to survive the Plan, entry of the Confirmation Order and the occurrence of the Effective Date as valid, existing and perfected pledges, preferred ship mortgages, assignments for security, security interests, Liens and encumbrances of, in or against the property of the estates of the Debtors that vests in the Reorganized Debtors which secure the indebtedness to be incurred by the Reorganized Debtors pursuant to the New Secured Term Loan Facility. Consistent with the foregoing, from and after the Effective Date, the collateral agent (or administrative agent if there be no separate collateral agent) and mortgage trustee under the New Secured Term Loan Facility shall have, without any further action whatsoever and by operation of the Plan and Confirmation Order, fully perfected and secured, first priority (or in the case of the Junior Secured Loans, second priority subject only to the Senior Secured Loans), pledges, preferred ship mortgages, assignments for security, security interests, Liens and encumbrances of, in or against, all of the assets of the Reorganized Debtors. From and after the Effective Date, the Reorganized Debtors may operate their business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules for the Southern District of New York, subject to the terms and conditions of the Plan, the Plan Documents and any documents or instruments executed in connection with the Plan or the Plan Documents.

                    11.2          Binding Effect.

                    Subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Prepetition Equity Interest in, the Debtors and such holder’s respective successors and assigns, whether or not the Claim or interests including any Prepetition Equity Interest of such holder is impaired under the Plan, whether or not such holder has accepted the Plan and whether or not such holder is entitled to a distribution under the Plan.

                    11.3          Discharge of Claims and Termination of Prepetition Equity Interests.

                    Except as provided in the Plan or the Confirmation Order, the rights afforded in and the payments and distributions to be made under the Plan shall terminate all Prepetition Equity Interests and discharge all existing debts and Claims of any kind, nature or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided in the Plan or Confirmation Order, upon the Effective Date, all existing Claims against the Debtors and Prepetition Equity Interests shall be, and shall be deemed to be, discharged and terminated, and all holders of such Claims and Prepetition Equity Interests shall be precluded and enjoined from asserting against the Reorganized Debtors, their successors or assignees or any of their assets or properties, any other or further Claim or Prepetition Equity Interest based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Prepetition Equity Interest and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

                    11.4          Discharge of the Debtors.

                    Upon the Effective Date, in consideration of the distributions to be made under the Plan and except as otherwise expressly provided in the Plan or the Confirmation Order, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Prepetition Equity Interest and any Affiliate of such holder shall be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Prepetition Equity Interests, rights and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Prepetition Equity Interest.

                    11.5          Injunction or Stay.

                    Except as otherwise expressly provided in the Plan or in the Confirmation Order, and except with respect to enforcement of parties’ rights under the Plan and the Plan Documents or any document or instrument executed or delivered in connection with the Plan and the Plan Documents, all Persons or entities who have held, hold or may hold Claims against, or Prepetition Equity Interests in, the Debtors are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Prepetition Equity Interest against any of the Reorganized Debtors, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Reorganized Debtor with respect to such Claim or Prepetition Equity Interest, (c) creating, perfecting or enforcing any encumbrance of any kind against any Reorganized Debtor or against the property or interests in property of any Reorganized Debtor with respect to such Claim or Prepetition Equity Interest, (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due to any Reorganized Debtor or against the property or interests in property of any Reorganized Debtor with respect to such Claim or Prepetition Equity Interest and (e) pursuing any claim released pursuant to this Article XI of the Plan.

                    11.6          Terms of Injunction or Stay.

                    Unless otherwise provided in the Confirmation Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, that are in existence on the Confirmation Date shall remain in full force and effect until the Effective Date, provided, however, that no such injunction or stay shall preclude enforcement of parties’ rights under the Plan and the Plan Documents or any document or instrument executed or delivered in connection with the Plan and the Plan Documents.

                    11.7          Reservation of Causes of Action/Reservation of Rights.

                    (a)            Except as provided in the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or causes of action that the Debtors may have under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all Claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, their officers, directors, or representatives and (ii) the turnover of any property of the Debtors’ Estates.

                    (b)            Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan.

                    11.8          Exculpation.

                    Except for enforcement of parties’ rights under the Plan and the Plan Documents or any document or instrument executed or delivered in connection with the Plan and the Plan Documents, none of the Released Parties shall have or incur any liability for any Claim, cause of action or other assertion of liability for any act taken or omitted to be taken in connection with, or arising out of, the Chapter 11 Cases, the formulation, dissemination, confirmation, consummation or administration of the Plan or the Plan Documents, property to be distributed under the Plan or the Plan Documents or any other act or omission in connection with the Chapter 11 Cases, the Plan, the Plan Documents, the Disclosure Statement or any contract, instrument, document or other agreement related thereto; and such claims shall be deemed expressly waived and forever relinquished as of the Effective Date; provided, however, that the foregoing shall not affect the liability of any Person that otherwise would result from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted willful misconduct or gross negligence.

                    11.9          Releases By The Debtors.

                    To the fullest extent permitted by applicable law, as such law may be extended or integrated after the Effective Date, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and for good and valuable consideration the Debtors and the Reorganized Debtors and each of their respective Related Persons shall and shall be deemed to completely and forever release, waive, void, extinguish and discharge all Released Actions (other than the rights to enforce the Plan and any right or obligation hereunder, and the securities, contracts, instruments, releases, indentures and other agreements delivered hereunder or contemplated hereby, including without limitation, the Plan Documents) that may be asserted by or on behalf of the Debtors or Reorganized Debtors or their respective estates or each of their respective Related Persons against the Released Parties; provided, however, that the foregoing shall not operate as a waiver of or release from any causes of action arising out of the willful misconduct, intentional fraud, or criminal conduct of any such person or entity as determined by a Final Order entered by a court of competent jurisdiction.

                    11.10          Releases By the Senior Secured Lenders and the Second Lien Noteholders.

                    To the fullest extent permitted by applicable law, as such law may be extended or integrated after the Effective Date, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and for good and valuable consideration, the Senior Secured Lenders and the Second Lien Noteholders and each of their respective Related Persons shall and shall be deemed to completely and forever release, waive, void, extinguish and discharge all Released Actions (other than the rights to enforce the Plan and any right or obligation under the Plan, and the securities, contracts, instruments, releases, indentures and other agreements delivered hereunder or contemplated hereby, including without limitation, the Plan Documents) that may be asserted by or on behalf of the Senior Secured Lenders and the Second Lien Noteholders and each of their respective Related Persons against the Debtors and their Related Parties; provided, however, that the foregoing shall not operate as a waiver of or release from any causes of action arising out of the willful misconduct, intentional fraud, or criminal conduct of any such person or entity as determined by a final order entered by a court of competent jurisdiction.

                    11.11          Releases By The Holders of Claims and Interests.

                    Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, to the extent permitted by applicable law, for good and valuable consideration each holder of a Claim that votes to accept the Plan (or is deemed to accept the Plan) and each of their respective Related Persons and, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, each holder of a Claim or Prepetition Equity Interest that does not vote to accept the Plan, shall be deemed to release, waive, void, extinguish and discharge, unconditionally and forever all Released Actions (other than the rights to enforce the Plan, and any right or obligation under the Plan, and the securities, contracts, instruments, releases, indentures and other agreements or documents delivered hereunder or contemplated hereby, including, without limitation, the Plan Documents) that otherwise may be asserted against the Released Parties; provided, however, that the foregoing shall not operate as a waiver of or release from any causes of action arising out of the willful misconduct, intentional fraud, or criminal conduct of any such person or entity as determined by a Final Order entered by a court of competent jurisdiction.

                    Nothing in the Confirmation Order or the Plan shall effect a release of any claim by the United States Government or any of its agencies (including, without limitation, the SEC) or any state and local authority whatsoever, including any claim arising under the Internal Revenue Code, federal securities laws, the environmental laws or any criminal laws of the United States or any state and local authority against the Released Parties, nor shall anything in the Confirmation Order or the Plan enjoin the United States Government or any of its agencies (including, without limitation, the SEC) or any state or local authority, from bringing any claim, suit, action or other proceedings against the Released Parties for any liability whatsoever, including without limitation any claim, suit or action arising under the Internal Revenue Code, federal securities laws, the environmental laws or any criminal laws of the United States Government or any of its agencies or any state or local authority, nor shall anything in the Confirmation Order or the Plan exculpate any party from any liability to the United States Government or any of its agencies (including, without limitation, the SEC) or any state and local authority whatsoever, including any liabilities arising under the Internal Revenue Code, federal securities laws, the environmental laws or any criminal laws of the United States Government or any of its agencies or any state and local authority against the Released Parties. This paragraph, however, shall in no way affect or limit the discharge granted to the Debtors under sections 524 and 1141 of the Bankruptcy Code.

                    11.12          Injunction Related to Releases.

                    Except with respect to enforcement of parties’ rights under the Plan and the Plan Documents or any document or instrument executed or delivered in connection with the Plan and the Plan Documents, each Person that is a holder of a Claim or Prepetition Equity Interest and any other party in interest and each of their respective Related Persons is permanently, forever and completely stayed, restrained, prohibited and enjoined from, directly or indirectly, derivatively or otherwise, commencing or continuing any Released Action against any Released Party. Nothing herein shall prejudice any right, remedy, defense, claim, cross-claim or counterclaim or third-party claim that any Person may have against any Person other than with respect to the Released Actions against the Released Parties.

ARTICLE XII

RETENTION OF JURISDICTION

                    On and after the Effective Date, the Bankruptcy Court shall have and retain exclusive jurisdiction of all matters arising in, arising under or related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code, including, without limitation, to:

                    (a)              hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, the allowance of Claims and Administrative Expense Claims resulting therefrom and any disputes with respect to executory contracts or unexpired leases relating to facts and circumstances arising out of or relating to the Chapter 11 Cases;

                    (b)              determine any and all adversary proceedings, applications and contested matters;

                    (c)              ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

                    (d)              consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, Administrative Expense Claim, or Interest;

                    (e)              hear and determine all applications for compensation and reimbursement of expenses under sections 327, 328, 330, 331 and 503(b) of the Bankruptcy Code;

                    (f)              hear and determine any timely objections to, or requests for estimation of Disputed Administrative Expense Claims and Disputed Claims, in whole or in part;

                    (g)              enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

                    (h)              resolve disputes as to the ownership of any Administrative Expense Claim, Claim or Prepetition Equity Interest;

                    (i)              issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

                    (j)              hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

                    (k)              hear and determine any dispute or reconcile any inconsistency arising in connection with the Plan, any of the Plan Documents or the Confirmation Order or the interpretation, implementation or enforcement of the Plan, any of the Plan Documents, the Confirmation Order, any transaction or payment contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing; provided, that with respect to disputes or inconsistencies relating to documents evidencing the New Secured Term Loan Facility, Common Stock, Common Warrants, CPRs or any post-Effective Date issue of corporate governance, the Bankruptcy Court shall have jurisdiction but not exclusive jurisdiction;

                    (l)              hear and determine disputes or issues arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated thereby, any agreement, instrument, or other document governing or relating to any of the foregoing or any settlement approved by the Bankruptcy Court;

                    (m)             hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including, without limitation, any request by the Debtors prior to the Effective Date or request by the Reorganized Debtors after the Effective Date for an expedited determination of tax under section 505(b) of the Bankruptcy Code);

                    (n)              hear and determine all disputes involving the existence, scope and nature of the discharges granted under the Plan, the Confirmation Order or the Bankruptcy Code;

                    (o)              issue injunctions and effect any other actions that may be necessary or appropriate to restrain interference by any person or entity with the consummation, implementation or enforcement of the Plan, the Confirmation Order or any other order of the Bankruptcy Court;

                    (p)              determine such other matters and for such other purposes as may be provided in the Confirmation Order;

                    (q)              hear and determine any rights, Claims or causes of action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal or state statute or legal theory;

                    (r)              recover all assets of the Debtors and property of the Debtors’ estates, wherever located;

                    (s)              enter a final decree closing the Chapter 11 Cases;

                    (t)              enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases;

                    (u)              determine any other matters that may arise in connection with or are related to the Plan, the Disclosure Statement, the Confirmation Order, any of the Plan Documents or any other contract, instrument, release or other agreement or document related to the Plan or the Disclosure Statement; provided, that with respect to any matter relating to documents evidencing the New Secured Term Loan Facility, Common Stock, Common Warrants, CPRs or any post-Effective Date matter of corporate governance, the Bankruptcy Court shall have jurisdiction but not exclusive jurisdiction; and

                    (v)              hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

                    13.1          Effectuating Documents and Further Transactions.

                    On or before the tenth day preceding the Confirmation Hearing, and without the need for any further order or authority, the Debtors shall file with the Bankruptcy Court or execute, as appropriate, such agreements and other documents that are in form and substance satisfactory to them and to the Steering Committee, which consent shall not be unreasonably withheld or delayed, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Reorganized Debtors are authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

                    13.2          Withholding and Reporting Requirements.

                    In connection with the Plan and all instruments issued in connection therewith and distributed thereon, any party issuing any instrument or making any distribution under the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

                    13.3          Modification of Plan.

                    The Plan may not be modified, amended or supplemented at any time prior to the Confirmation Date except in a writing signed by USSP and the Steering Committee in consultation with the Senior Secured Lenders and the Second Lien Noteholders; provided, that the Plan, as altered, amended or modified satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code and the Debtors shall have complied with section 1125 of the Bankruptcy Code; and provided, further, that (i) no modification, amendment or supplement that is materially adverse to the economic interests of the Senior Secured Lenders as a whole or Second Lien Noteholders as a whole shall be binding unless agreed to in a writing signed by the Requisite Senior Secured Lenders or the Requisite Second Lien Noteholders, as the case may be, (ii) any amendment, modification or supplement that is materially adverse to the economic interests of an individual Senior Secured Lender, without similarly affecting the rights hereunder of all Senior Secured Lenders, shall not be effective as to such Senior Secured Lender without its prior written consent, and (iii) any amendment, modification or supplement that is materially adverse to the economic interests of an individual Second Lien Noteholder, without similarly affecting the rights hereunder of all Second Lien Noteholders, shall not be effective as to such Second Lien Noteholder without its prior written consent. Subject to the prior written consent of the Steering Committee, in consultation with the Senior Secured Lenders and the Second Lien Noteholders, the Plan may be altered, amended or modified at any time after the Confirmation Date and before substantial consummation, provided that (x) the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code; and (y) the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan at any time after the Confirmation Date and before substantial consummation, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder.

                    Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan, subject to the consent of the Steering Committee (which shall not be unreasonably withheld or delayed) without further order or approval of the Bankruptcy Court, provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Prepetition Equity Interests and the Steering Committee has consented to such alteration or modification, such consent not to be unreasonably withheld or delayed.

                    For the avoidance of doubt, the foregoing shall not effect a waiver of any rights that any party may have with respect to modification of the Plan under section 1127 of the Bankruptcy Code.

                    13.4          Revocation or Withdrawal of the Plan.

                    The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Prepetition Equity Interests in, by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

                    13.5          Continuing Exclusivity Period.

                    Subject to further order of the Bankruptcy Court, until the Effective Date, the Debtors shall, pursuant to section 1121 of the Bankruptcy Code, retain the exclusive right to amend the Plan and to solicit acceptances thereof.

                    13.6          Plan Supplement.

                    The Plan Supplement and the documents contained therein was filed with the Bankruptcy Court on September 18, 2009 and amended and supplemented on September 22, 2009. The documents included therein may thereafter be amended and supplemented prior to execution, with the prior written consent of the Steering Committee, which consent shall not be unreasonably withheld or delayed, so long as no such amendment or supplement materially affects the rights of holders of Claims. The Plan Supplement and the documents contained therein are incorporated into and made a part of the Plan as if set forth in full herein.

                    13.7          Payment of Statutory Fees.

                    All fees payable under section 1930 of chapter 123 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date. Notwithstanding section 5.12 above, the Debtors shall pay all of the foregoing fees on a per-Debtor basis.

                    13.8          Post-Confirmation Date Professional Fees and Expenses.

                    From and after the Confirmation Date, Reorganized USSP shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred by them.

                    13.9          Dissolution of the Creditors’ Committee.

                    On the Effective Date, any Creditors’ Committee appointed in the Chapter 11 Cases shall be dissolved and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of such Creditors’ Committee’s attorneys, accountants and other agents, if any, shall terminate other than for purposes of (i) filing and prosecuting applications for final allowances of compensation for professional services rendered and reimbursement of expenses incurred in connection therewith, and (ii) reviewing and objecting to the applications of other parties for the allowance of compensation for professional services rendered and reimbursement of expenses incurred in connection therewith.

                    13.10          Expedited Tax Determination.

                    The Debtors and the Reorganized Debtors are authorized to request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for any or all returns filed for, or on behalf of, the Debtors for any and all taxable periods (or portions thereof) ending after the Commencement Date through and including the Effective Date.

                    13.11          Exhibits/Schedules.

                    All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

                    13.12          Substantial Consummation.

                    On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

                    13.13          Severability of Plan Provisions.

                    In the event that, prior to the Confirmation Date, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. Notwithstanding the foregoing, in such case, the Plan may only be confirmed without that clause or provision at the request of the Debtors and with the consent of the Steering Committee, which consent shall not be unreasonably withheld or delayed. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

                    13.14          Governing Law.

                    Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit to the Plan or Plan Supplement provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit), the rights, duties, and obligations arising under the Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to its principles of conflict of laws.

                    13.15          Notices.

                    All notices, requests and demands to or upon the Debtors or the Steering Committee shall be in writing (including by e-mail transmission) to be effective and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by e-mail transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors:

U.S. Shipping Partners L.P.
399 Thornall Street, 8th Floor
Edison, New Jersey 08837
Telephone: (732) 635-2700
Facsimile: (732) 635-1918
Attn: Ronald O’Kelley
rokelley@usslp.com

- and -

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007
Attn: Stephen Karotkin and Robert F. Jordan
stephen.karotkin@weil.com
robert.jordan@weil.com

- and –

Weil, Gotshal & Manges LLP
700 Louisiana Street, Suite 1600
Houston, Texas 77002
Telephone: (713) 546-5000
Facsimile: (713) 224-9511
Attn: Alfredo R. Pérez
alfredo.perez@weil.com

- and –

Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Telephone: (212) 318-3000
Facsimile: (212) 318-3400
Attn: Roy L. Goldman
rgoldman@fulbright.com

If to the Steering Committee, to:

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, New York 10036
Facsimile No.: (212) 858 1500
Attn: Leo Crowley
leo.crowley@pillsburylaw.com

- and -

Bracewell & Giuliani LLP
Goodwin Square
225 Asylum Street
Suite 2600
Hartford, Connecticut 06103-1516
Facsimile No.: (860) 760-6310
Attn: Evan D. Flaschen
evan.flaschen@bgllp.com

If to the Administrative Agent, to:

Kaye Scholer LLC
425 Park Avenue
New York, New York 10022
Facsimile number.: (212) 836 6360
Attn: Mark F. Liscio, Esq. and Madlyn Primoff, Esq.
mliscio@kayescholer.com, mprimoff@kayescholer.com

                    13.16          Consent.

                    Whenever this Plan provides that consent of the Senior Representatives, the Second Lien Representative or the Steering Committee is required, (i) such consent shall not be unreasonably withheld or delayed, and (ii) such consent may, but does not have to be, in the form of an e-mail to the Debtors’ counsel.

                    13.17          Section Headings.

                    The section headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

                    13.18          Conflict between Plan, Disclosure Statement and Plan Documents.

                    (a)              In the event of any conflict between the terms and provisions in the Plan and the terms and provisions in the Disclosure Statement, the terms and provisions of the Plan shall control and govern.

                    (b)              In the event of any conflict between the terms and provisions in the Plan and the terms and provisions in the New Secured Term Loan Facility, the Stockholders’ Agreement, the New Organizational Documents or any other Plan Document, the terms and provisions of the New Secured Term Loan Facility, the Stockholders’ Agreement, the New Organizational Documents or any other Plan Document, as applicable, shall control and govern.

                    13.19          Payment of Fees and Expenses.

                    (a)              The Debtors shall pay in cash, without interest, on the Effective Date, in each case to the extent not reimbursed on or prior to the Effective Date, without the necessity of filing a fee application or any other application of any kind or nature with the Bankruptcy Court:

                                        (1)          the fees and reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of attorneys and advisors) incurred by, and administration fees payable to, (i) the Administrative Agent in their capacity as administrative agent under the First Lien Credit Agreement, and (ii) the Collateral Agent;

                                        (2)          the prepetition and postpetition fees and expenses of: (i) Pillsbury Winthrop Shaw Pittman LLP, counsel to the chairman of the Steering Committee, up to a maximum of $800,000, (ii) the Indenture Trustee, including administrative and professional fees and expenses (including the fees and expenses of Seward &Kissel LLP as primary Indenture Trustee’s counsel), (iii) Bracewell & Giuliani LLP, counsel to the Second Lien Representative and special co-counsel to the Indenture Trustee, up to a maximum of $450,000 (including within such $450,000 reimbursement of the fees and expenses of Blank Rome LLP as special maritime counsel to Second Lien Representative, up to a maximum amount of $15,000); and

                    (b)              the fees and expenses of Mayer Brown LLP, counsel to the New Secured Term Loan Administrative Agent, and Garvey, Schubert & Barer, special admiralty counsel, incurred in connection with the documentation of the New Secured Term Loan Facility; and

                    (c)              Reorganized USSP shall pay the reasonable fees and expenses of Pillsbury Winthrop Shaw Pittman LLP and Bracewell & Giuliani LLP (if any) which are necessarily incurred on and after the Effective Date in connection with the consummation of the Plan.

                    Dated: September 23, 2009

Respectfully submitted,

U.S. Shipping Partners L.P.
U.S. Shipping Operating LLC
US Shipping General Partner LLC
ITB Baltimore LLC
ITB Groton LLC
ITB Jacksonville LLC
ITB Mobile LLC
ITB New York LLC
ITB Philadelphia LLC
USS Chartering LLC
USCS Chemical Chartering LLC
USCS Chemical Pioneer Inc.
USCS Charleston Chartering LLC
USCS Charleston LLC
USCS ATB LLC
USS ATB 1 LLC
USS ATB 2 LLC
USS ATB 3 LLC
USS ATB 4 LLC
USCS Sea Venture LLC
USS M/V Houston LLC
U.S. Shipping Finance Corp.
USS Product Manager LLC
USS JV Manager Inc.
USS PC Holding Corp.
USS Product Carriers LLC
USS Vessel Management LLC

By:	/s/ Ronald L. O’Kelley

	Name:	Ronald L. O’Kelley
	Title:	President and
Chief Executive Officer